As filed with the Securities and Exchange Commission on July 24, 1997

                                                             SEC File No. ______


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             Registration Statement
                        Under the Securities Act of 1933

                           CTI INDUSTRIES CORPORATION
                 (Name of Small Business Issuer in its charter)


      Delaware                          3970                     36-2848943
(State or jurisdiction           (Primary Standard            (I.R.S. Employer
  of incorporation or        Industrial Classification       Identification No.)
      organization)                Code Number)


                             22160 North Pepper Road
                           Barrington, Illinois 60010
                                 (847) 382-1000
          (Address and Telephone Number of Principal Executive Offices)

                             22160 North Pepper Road
                           Barrington, Illinois 60010
                    (Address of Principal Place of Business)

                           Howard W. Schwan, President
                             22160 North Pepper Road
                           Barrington, Illinois 60010
                                 (847) 382-1000
            (Name, address and telephone number of Agent for Service)

                                       Copies to:
John M. Klimek, Esq.                          Rubi Finkelstein, Esq.
Fishman Merrick Miller Genelly                Orrick, Herrington & Sutcliffe LLP
 Springer Klimek & Anderson, P.C.             666 Fifth Avenue
30 North LaSalle, Suite 3500                  New York, New York 10103-0001
Chicago, Illinois 60602                       (212) 506-5000
(312) 726-1224                                (212) 506-5151 (Facsimile)
(312) 726-2649 (Facsimile)

Approximate date of commencement of proposed sale to the public:

         As soon as practicable after the effective date of this Registration Statement.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box |_|

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       FACING SHEET CONTINUED ON NEXT PAGE

                          CONTINUATION OF FACING SHEET

                         CALCULATION OF REGISTRATION FEE


         Title of Each Class                                       Proposed Maximum            Proposed Maximum          Amount of
         of Securities To Be               Amount To Be             Offering Price                 Aggregate           Registration
             Registered                   Registered(1)              Per Share (2)            Offering Price (2)            Fee
----------------------------------------------------------------------------------------------------------------------------------
Units, each consisting of one share
of  Common Stock, $.065 Par
Value ("Common Stock") and one
Common Stock Purchase Warrant
("Redeemable Warrant")                     1,533,332(3)                $ 4.50                   $ 6,899,994.00           $2,090.91
----------------------------------------------------------------------------------------------------------------------------------
Common Stock                               1,533,332(4)                 -----                       --------                ------
----------------------------------------------------------------------------------------------------------------------------------
Redeemable Warrants                        1,533,332(5)                 -----                       --------                ------
----------------------------------------------------------------------------------------------------------------------------------
Common Stock Issuable Upon
Exercise of the Redeemable
Warrants                                   1,533,332                   $ 6.75(6)                $10,349,991.00           $3,136.36
----------------------------------------------------------------------------------------------------------------------------------
Underwriter's Warrants(7)                    133,333                   $.0001                   $        13.33     $          0(8)
----------------------------------------------------------------------------------------------------------------------------------
Units issuable upon exercise of
Underwriter's Warrants, each Unit
consisting of one share of
Common Stock and one
Redeemable Warrant                           133,333                   $ 5.40(9)                $   719,998.20           $  218.18
----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                 133,333                    -----                       --------                ------
----------------------------------------------------------------------------------------------------------------------------------
Redeemable  Warrants                         133,333                    -----                       --------                ------
----------------------------------------------------------------------------------------------------------------------------------
Common Stock Issuable Upon
Exercise of the Redeemable
Warrants Included in the
Underwriter's Warrants                       133,333                   $ 6.75                   $   899,997.75           $  272.73
----------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                           $18,869,994.28           $5,718.18
===================================================================================================================================

         (1)Pursuant to Rule 416, there are also being registered such indeterminable number of securities which may be issued as a result of the anti-dilution provisions of the Warrants and the Underwriter's Warrants.
         (2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
         (3)Includes   199,999   Units   subject  to  sale  upon   exercise   of
over-allotment option granted to Underwriter which may be offered to cover over-allotments, if any.
         (4)Includes 199,999 shares of Common Stock included in the Units which may be offered to cover over-allotments, if any.
         (5)Includes 199,999 Redeemable Warrants included in the Units which may be offered to cover over-allotments, if any.
         (6)Represents the exercise price of the Redeemable Warrants.
         (7)Represents warrants, to be issued to the Underwriter, to purchase Common Stock and Redeemable Warrants.
         (8)No separate registration fee is required pursuant to Rule 457(g).
         (9)Represents the exercise price of the Underwriter's Warrants.

                                      (ii)

                           CTI INDUSTRIES CORPORATION

                              CROSS REFERENCE SHEET

                     Showing the Location in the Prospectus
                  of Information Required by Items of Form SB-2


Registration Statement
Item Number and Heading                                                         Location in Prospectus
-----------------------                                                         ----------------------


1.     Front of Registration Statement and Outside
       Front Cover Page of Prospectus.......................................    Outside Front Cover of Prospectus
2.     Inside Front and Outside Back Cover
       Pages of Prospectus..................................................    Inside Front and Outside Back Cover Pages of
                                                                                Prospectus
3.     Summary Information and Risk Factors.................................    Prospectus Summary; Risk Factors
4.     Use of Proceeds......................................................    Use of Proceeds
5.     Determination of Offering Price......................................    Outside Front Cover Page; Risk Factors;
                                                                                Underwriting
6.     Dilution.............................................................    Dilution
7.     Selling Security Holders.............................................    N/A
8.     Plan of Distribution.................................................    Outside Front Cover Page of Prospectus;
                                                                                Underwriting
9.     Legal Proceedings....................................................    Business - Legal Proceedings
10.    Directors, Executive Officers, Promoters
       and Control Persons..................................................    Management; Principal Stockholders
11.    Security Ownership of Certain
       Beneficial Owners and Management.....................................    Principal Stockholders
12.    Description of Securities............................................    Description of Capital Stock; Underwriting
13.    Interest of Named Experts and Counsel................................    Experts
14.    Disclosure of Commission Position on Indemnification
       for Securities Act Liabilities.......................................    Management - Limitation of Liability and
                                                                                Indemnification; Underwriting
15.    Organization Within Last Five Years..................................    Not Applicable
16.    Description of Business..............................................    Prospectus Summary; Risk Factors;
                                                                                Management's Discussion and Analysis of
                                                                                Financial Condition and Results of Operations;
                                                                                Business; Management; Certain Transactions;
                                                                                Financial Statements
17.    Management's Discussion and Analysis or
       Plan of Operation....................................................    Management's Discussion and Analysis of
                                                                                Financial Condition and Results of Operations
18.    Description of Property..............................................    Business - Manufacturing
19.    Certain Relationships and
       Related Transactions.................................................    The Company; Certain Transactions
20.    Market for Common Equity and
       Related Stockholder Matters..........................................    Risk Factors; Description of Capital Stock
21.    Executive Compensation...............................................    Management - Executive Compensation
22.    Financial Statements.................................................    Financial Statements
23.    Changes in and Disagreements With
       Accountants on Accounting and Financial
       Disclosure...........................................................    Change in Independent Accountants



                                     (iii)

                       SUBJECT TO COMPLETION, DATED , 1997
PROSPECTUS
                           CTI Industries Corporation
                                 1,333,333 UNITS
                EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK
                                       AND
                             ONE REDEEMABLE WARRANT

       This Prospectus relates to an offering (the "Offering") of 1,333,333 Units (the "Units"), each Unit consisting of one share of common stock, $.065 par value per share ("Common Stock"), and one redeemable common stock purchase warrant ("Redeemable Warrant") of CTI Industries Corporation, a Delaware corporation (the "Company"). The shares of Common Stock and Redeemable Warrants comprising the Units are separately tradeable commencing upon issuance. Each Redeemable Warrant entitles the registered holder thereof to purchase one share of Common Stock at an initial exercise price of $__________ [150% of the initial public offering price per Unit], subject to adjustment, at any time from issuance until __________, 2002 [60 months after the date of this Prospectus]. The Company shall have the right to redeem all, but not less than all, of the Redeemable Warrants, commencing __________, 1998 [12 months after the date of this Prospectus] at a price of $.05 per Redeemable Warrant on 30 days' prior written notice, provided that the Company shall have obtained the consent of Joseph Stevens & Company, Inc. (the "Underwriter"), and the average closing bid price of the Common Stock equals or exceeds 150% of the then exercise price per share, subject to adjustment, for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. See "Description of Securities -- Redeemable Warrants."

       Prior to the Offering, there has been no public market for the Units, the Common Stock or the Redeemable Warrants, and there can be no assurance that such a market will develop after the completion of the Offering or, if developed, that it will be sustained. It is currently anticipated that the initial public offering price will be $4.50 per Unit. The offering price of the Units and the exercise price and other terms of the Redeemable Warrants were determined by negotiation between the Company and the Underwriter and are not necessarily related to the Company's asset or book values, results of operations or any other established criteria of value. See "Risk Factors," "Description of Securities" and "Underwriting." The Company has applied to include the Units, the Common Stock and the Redeemable Warrants on the Nasdaq SmallCap Market ("Nasdaq") under the symbols "CTINU," "CTIN" and "CTINW," respectively. The Company and the Underwriter may jointly determine, based upon market conditions, to delist the Units upon the expiration of the 30-day period commencing on the date of this Prospectus.

    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" LOCATED ON PAGE 8, AND "DILUTION."

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===================================================================================================================
                                     Price to Public         Underwriting Discounts(1)      Proceeds to Company(2)
-------------------------------------------------------------------------------------------------------------------
Per Unit........................           $                             $                             $
-------------------------------------------------------------------------------------------------------------------
Total(3)........................           $                             $                             $
===================================================================================================================

(1) Does not include additional compensation payable to the Underwriter in the form of a non-accountable expense allowance. In addition, see "Underwriting" for information concerning indemnification and contribution arrangements and other compensation payable to the Underwriter.
(2) Before deducting estimated expenses of $______ payable by the Company, including the Underwriter's non-accountable expense allowance.
(3) The Company has granted to the Underwriter an option (the "Over-Allotment Option"), exercisable for a period of 45 days after the date of this Prospectus, to purchase up to 199,999 additional Units upon the same terms and conditions set forth above, solely to cover over-allotments, if any. If the Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Proceeds to Company will be $_____________, $____________ and $______________, respectively. See "Underwriting."


         The Units are being offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter, and subject to approval of certain legal matters by its counsel and subject to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of the Units offered hereby will be made against payment, at the offices of Joseph Stevens & Company, Inc., New York, New York, on or about _________, 1997.

                         JOSEPH STEVENS & COMPANY, INC.

              The date of this Prospectus is _______________, 1997.

                                  [PHOTOGRAPHS]






         The Company intends to furnish to the registered holders of the Units, Redeemable Warrants and Common Stock, annual reports containing financial statements audited by its independent accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.



         CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE UNITS, COMMON STOCK AND/OR REDEEMABLE WARRANTS, INCLUDING PURCHASES OF THE UNITS, COMMON STOCK AND/OR REDEEMABLE WARRANTS TO STABILIZE THEIR RESPECTIVE MARKET PRICES, PURCHASES OF THE UNITS, COMMON STOCK AND/OR REDEEMABLE WARRANTS MAINTAINED BY THE UNDERWRITER IN THE UNITS, COMMON STOCK AND/OR REDEEMABLE WARRANTS, RESPECTIVELY, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. In July, 1997, the Company restated its Certificate of Incorporation to provide for Common Stock and Class B Common Stock. The shares of Class B Common Stock contain rights identical to shares of Common Stock, except that shares of Class B Common Stock, voting separately as a class, have the right to elect four of the Company's seven directors. Shares of Common Stock and Class B Common Stock, voting together as a class, vote on all other matters including electing the remaining directors. Also in July, 1997, the Company effected a 1 for 2.6 reverse stock split of both its Common Stock and Preferred Stock. Upon the closing of the Offering, the holders of the Company's then outstanding Convertible Preferred Stock will convert all outstanding shares of such Convertible Preferred Stock into 1,098,901 shares of Class B Common Stock. Except as otherwise noted, all information in this Prospectus gives retroactive effect to the aforementioned recapitalization, the 1 for 2.6 reverse stock split and conversion of Convertible Preferred Stock, and assumes no exercise of the Over-Allotment Option or the Underwriter's Warrants. See "Description of Capital Stock." Investors should carefully consider the information set forth under the heading "Risk Factors."

                                   The Company

         CTI Industries Corporation (the "Company") manufactures and sells mylar balloons and believes it is the third largest manufacturer of mylar balloons in the world. The Company also sells latex balloons, novelty and "message" items, such as mugs and banners, and toy products, such as inflatable masks, punch balls and water bombs, and produces laminated and specialty films for food packaging and other commercial uses. The Company's balloons and related products are sold throughout the United States and in 30 foreign countries through a wide variety of retail outlets including grocery, general merchandise and drugstore chains, such as Eckerd Drug Stores and the Safeway and Winn Dixie grocery chains, card and gift shops, such as Hallmark and Factory Card Outlet stores, and party goods stores, such as Party City, as well as through florists and balloon decorators. The Company estimates the worldwide wholesale market for latex and mylar balloons to be in excess of $570 million. During fiscal 1996, the Company manufactured and sold over 15 million mylar balloons.

          The mylar balloon, actually a balloon made of a nylon based material with metallized and polyethylene coatings, has become a popular medium of social expression. Most mylar balloons contain printed characters, designs and messages. The Company maintains licenses on numerous characters and designs, including, for example, Peanuts(TM) characters, Garfield(TM), Precious Moments(TM) and Hallmark.

         To meet the needs of the mylar balloon market, the Company has developed sophisticated film products and techniques which have other applications. The Company's expertise in multi-color printing, with water-based ink in particular, has enabled the Company to expand its business to include the production of film wrappers for consumables. The Company produces, laminates and prints films for food packaging companies and manufactures custom film products for other commercial uses.

         The Company is a fully integrated designer and manufacturer of its mylar balloon product line and believes that its facilities are among the most advanced in the industry. The Company is a party to a long term agreement with a Mexican manufacturer under which a broad line of latex balloons are manufactured for the Company. The Company thereby has a competitive source of supply of quality latex balloon products which it markets with its mylar balloon line. The Company has also established a joint venture with this Mexican manufacturer for the packaging of balloon products and printing of latex balloons.

         The Company's objective is to become a dominant participant in the worldwide mylar and latex balloon industry. To achieve this objective, the Company is pursuing a business strategy that includes the following principal elements:

                  Strengthen and Expand Marketing Efforts. The Company is focusing its sales and marketing efforts to strengthen, develop and expand its relationships with balloon distributors and believes it can expand the business volume generated through current distributors of its products. The Company also intends to seek out relationships with new distributors both in current markets and in new sales areas and plans to pursue additional national chain accounts. The Company is developing relationships with independent sales representatives for the marketing of its toy-grade latex balloons, inflatable masks and other toy/novelty products and also is expanding its marketing efforts for its laminated and specialty film products.

                  Increase Production Capability. The Company plans to purchase additional printing, graphic and laminating equipment which will allow it to increase its production capabilities and enable it to produce eight-color mylar balloons and custom film products.

                  Secure Supply. The Company plans to secure its low cost, high quality source of latex balloons by providing capital in the form of loans to its Mexican supplier of these products. The Company believes this relationship provides the Company with a competitive advantage over its competitors.

                  Expand Balloon Design and Product Development. By continuing to expand its design and research and development departments, the Company plans to develop new balloon designs and create or license additional characters for display on its balloons to increase the demand for its products. The Company also intends to expand its toy/novelty product line of toy- grade latex balloons, inflatable masks, punch balls and water bombs.

                  Develop Alternative Sales Channels. The Company plans to develop strategic alliances with greeting card companies and other members of the social expression industry to more effectively market its products. The Company will seek to become the supplier of custom, special order balloon products to major distributors and suppliers.

                                  The Offering

Securities offered by the
 Company....................    1,333,333  Units,  each Unit  consisting  of one
                                share  of  Common   Stock  and  one   Redeemable
                                Warrant.   The   shares  of  Common   Stock  and
                                Redeemable Warrants comprising the Units will be
                                detachable   and   separately   tradeable   upon
                                issuance.  Each Redeemable  Warrant entitles the
                                registered  holder thereof to purchase one share
                                of Common Stock at an initial  exercise price of
                                $____  per  share  [150% of the  initial  public
                                offering price per Unit], subject to adjustment,
                                at any time following the date of issuance until
                                ___________, 2002 [sixty months from the date of
                                this Prospectus]. The Company
                                shall have the right to redeem all, but not less
                                than all, of the Redeemable  Warrants commencing
                                ________,  1998 [twelve  months from the date of
                                this   Prospectus]   at  a  price  of  $.05  per
                                Redeemable Warrant on 30 days' prior written notice, provided that (i) the average closing bid price of the Common Stock equals or exceeds
                                150% of the then exercise price per share, subject to adjustment, for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption, and (ii) the Company shall have obtained the consent of the Underwriter. See "Description of Capital Stock."

Common Stock outstanding        Common Stock           Class B Common Stock
   before the Offering......    1,010,202(1)                1,098,901

Common Stock to be
  outstanding after
  the Offering..............    2,343,535(1)                1,098,901

Redeemable Warrants
  to be outstanding
  after the Offering.......     1,333,333(1)

Proposed NASDAQ SmallCap
 Market Symbols............     Units:                      CTINU
                                Common Stock:               CTIN
                                Redeemable Warrants:        CTINW

Use of   Proceeds............

                                The net  proceeds of the  Offering  will be used
                                (i) to repay bank indebtedness of approximately $1,250,000, including accrued interest, (ii) $400,000 for sales and marketing programs, (iii) $1,100,000 for improvements to plant and equipment, (iv) $400,000 for loans to Mexican supplier, (v) $150,000 for investment in Mexican joint venture, (vi) $400,000 for product development and character and image licenses and
                                (vii) the balance ($1,000,000) for working capital and general corporate purposes.

Risk Factors.................   Investment in the Units offered hereby is highly
                                speculative and involves significant risks and substantial dilution. See "Risk Factors."


         -----------------------

         (1)Excludes (i) warrants to purchase an aggregate of 230,769 shares of Common Stock at an exercise price of $.91 per share, (ii) warrants to purchase 277,244 shares of Common Stock at an exercise price of $3.12 per share and (iii) 300,000 shares of Common Stock issuable pursuant to options which may be granted under the Company's stock option plan.

                          Summary Financial Information
                 (in thousands except share and per share data)

         The following table sets forth summary financial data of the Company for the two years ended October 31, 1996 and 1995 (collectively, the "Year-End Data") and as of April 30, 1997, and for the six month periods ended April 30, 1996 and 1997. The Year-End Data has been derived from the audited financial statements of the Company appearing elsewhere herein, which have been audited by Coopers & Lybrand L.L.P. The summary financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Financial Statements and notes thereto and other financial and statistical data appearing elsewhere in this Prospectus.

                                        Years Ended October 31,     Six Months Ended April 30,
                                      --------------------------    --------------------------
                                          1995           1996           1996          1997
                                      -----------    -----------    -----------    -----------

Consolidated Statement of
  Operations Data:
Net sales .........................   $    22,784    $    13,910    $     7,884    $     8,736
Cost of sales .....................   $    15,078    $     8,558    $     4,798    $     5,384
                                      -----------    -----------    -----------    -----------
Gross profit ......................   $     7,706    $     5,352    $     3,086    $     3,352
Operating Expenses:
   General and administrative .....   $     2,900    $     2,055    $     1,196    $       900
   Selling ........................   $     3,770    $     2,387    $     1,332    $     1,364
   Advertising and marketing ......   $     2,356    $       592    $       341    $       468
   Plant shut down expense ........   $       850           --             --             --
                                      -----------    -----------    -----------    -----------
Total operating expenses ..........   $     9,876    $     5,034    $     2,869    $     2,732
                                      -----------    -----------    -----------    -----------
Operating income (loss) ...........   $    (2,170)   $       318    $       217    $       620
Other income (expense) ............   $    (1,497)   $      (495)   $      (285)   $      (229)
Income tax benefit(expense) .......   $       774    $        (6)   $      --      $      --
                                      -----------    -----------    -----------    -----------
Net income (loss) .................   $    (2,893)   $      (183)   $       (68)   $       391
Dividends applicable to Convertible
 Preferred Stock ..................          --      $       (74)   $       (11)   $       (65)
                                      -----------    -----------    -----------    -----------
Net income (loss) applicable to
 common shares ....................   $    (2,893)   $      (257)   $       (79)   $       326
                                      ===========    ===========    ===========    ===========
Net income (loss) per common and
 common equivalent share ..........   $     (2.14)   $      (.20)   $      (.06)   $       .26
                                      ===========    ===========    ===========    ===========
Weighted average number
of common and common equivalent
shares outstanding ................     1,353,384      1,290,267      1,324,080      1,254,124
                                      ===========    ===========    ===========    ===========

Pro forma per share data
  reflecting recapitalization (1):
   Net income (loss) per
    common share and common
    equivalent share ..............                    $     (.11)                  $       .17
   Weighted average common
    shares and common equivalent
    shares outstanding ............                     2,301,756                     2,265,612

                                                April 30, 1997
                                       -----------------------------
                                                           Pro Forma
                                       Pro Forma(2)     As Adjusted(2)(3)
                                       ------------     -----------
Consolidated Balance Sheet Data:
Working capital ....................    $ 1,311             $ 4,383
Total assets .......................    $11,522             $14,994
Long-term debt, less current portion    $ 3,738             $ 3,738
Total liabilities ..................    $10,114             $ 8,864
Stockholders' equity ...............    $   958             $ 5,680





-------------

         (1) Pro forma per share data gives effect to the conversion of all convertible preferred stock into common shares as if it occurred as of November 1, 1995 using the treasury stock method. The following table presents a reconciliationof the pro forma weighted average common shares used in the pro forma per share computations.

                                                                Six Months
                                            Year Ended             Ended
                                         October 31, 1996      April 30, 1997
                                         ----------------      --------------

Weighted average common
  shares outstanding ................           1,026,572            990,428

Conversion of preferred stock .......           1,011,489          1,011,489

Warrants ............................             263,695            263,695
                                               ----------         ----------
                                                2,301,756          2,265,612
                                               ==========         ==========

         (2) Gives retroactive effect to recapitalization and conversion of Convertible Preferred Stock to shares of Class B Common Stock and issuance of $865,000 of notes in June, 1997. See "Certain Transactions."

         (3) Adjusted to give effect to the Offering assuming an initial public offering price of $4.50 per Unit and the initial application of the net proceeds therefrom.

                                  RISK FACTORS

         The purchase of Units offered hereby involves substantial risks and immediate substantial dilution. Prospective investors should carefully consider the risk factors set forth below in addition to the other information contained in this Prospectus before purchasing the securities offered hereby.

         Operating Results; History of Losses. Although the Company had net income of $391,000 for the six months ended April 30, 1997, the Company's revenues and results of operations have fluctuated materially during the last five fiscal years. For the fiscal year ended October 31, 1995 and 1996, the Company experienced net losses of $2,893,000 and $183,000, respectively. There can be no assurance the Company can maintain profitability. See "Selected Financial Data," Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and notes thereto included herein.

         Additional Capital Requirements; Uncertainty of Additional Funding. Based on its current operating plan, the Company anticipates that its existing capital resources together with the proceeds of this Offering will be adequate to satisfy its requirements for at least 12 months from the date of this Prospectus. Thereafter, the Company may require additional capital in order to expand its business. There can be no assurance that the Company will be able to secure additional debt or equity financing or that such financing will be available on favorable terms. Historically, the Company has been substantially dependent upon bank debt financing and debt and equity financing and guarantees from its affiliates. There can be no assurance that the Company's affiliates will continue to extend or guarantee such financing. See "Certain Transactions." Additionally, financing, if any, may be either equity, debt or a combination of debt and equity. An equity financing could result in dilution in the Company's net tangible book value per share of Common Stock. The Company has agreed not to sell or offer for sale any of its securities for a period of 18 months following the date of this Prospectus without the consent of the Underwriter. If the Company is unable to obtain additional financing, if needed, the Company's ability to meet its obligations and to expand its operations will be materially and adversely affected. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and notes thereto included herein.

         Dependence on Limited Product Lines. The business of the Company is dependent on three principal product lines -- mylar balloons, latex balloons and specialty and printed films. Competition in each of these product lines is intense. There can be no assurance that the Company will be able to establish or maintain sales in all or any of these lines sufficient to achieve or sustain profitability. If demand for one or more of these product lines is not developed or maintained, as the case may be, whether due to competition, product performance, customer assessment of the Company's resources, technological changes or other factors, the Company's operations will be materially adversely affected. See "Business--Products."

         Dependence on Supplier. The Company is dependent on a supplier located in Mexico for the manufacture of its latex balloon product line. This supplier has experienced financial difficulty and has sought protection from its creditors in a "Suspension of Payments" proceeding similar but not identical to a reorganization proceeding under U.S. bankruptcy laws. The loss of the source of supply for the latex balloon product line for any reason would materially adversely affect the business of the Company. The Company has entered into an agreement to provide capital in the form of loans to the Mexican supplier, and has made loans and advances to the supplier to date in the amount of $300,000. In the event the Mexican supplier is unsuccessful in negotiating a reorganization with its creditors and is forced into bankruptcy, the collection of all or any portion of such advances is unlikely. A portion of the proceeds of this Offering will be used to provide such loans to the Mexican supplier. See "Use of Proceeds" and "Business-Manufacturing."

         Dependence On Key Personnel. The Company's success depends to a significant degree on the continued service of certain key management personnel, in particular Howard W. Schwan, the Company's President and John C. Davis, the Company's Executive Vice President of Sales. The loss or interruption of Messrs. Schwan or Davis' services, for whatever reason, would have a material adverse effect on the Company. In the event of the loss of services of either Mr. Schwan or Mr. Davis, no assurance can be given that the Company will be able to obtain the services of adequate replacement personnel. The Company has entered into a five year employment agreement with Mr. Schwan and has extended the term of Mr. Davis' employment agreement through January, 2000. Mr. Schwan's agreement includes provisions under which Mr. Schwan agrees not to compete with the Company for a period of three years after termination of his employment with the Company. See "Management-Executive Compensation-Employment Agreement."

         Related Party Transactions; Potential Conflicts of Interest. In June, 1997, the Company issued notes in the principal amount of $865,000, together with warrants to purchase 277,244 shares of the Company's Common Stock at $3.12 per share. A substantial portion of these notes and warrants were purchased by an investor group including Howard W. Schwan, John H. Schwan and Stephen M. Merrick, current members of Company management. The notes will not be repaid out of the proceeds of the Offering nor will the shares of Common Stock underlying the warrants be included in the Offering. The Company believes that all of these arrangements are favorable to the Company and were entered into on terms reflecting arms' length negotiation; however, since no independent appraisals evaluating these affiliated business transactions were obtained, there can be no assurance that such transactions were based on terms no less favorable than could have been obtained from unaffiliated third parties. Potential conflicts of interest could arise between the Company and the affiliated parties in connection with the future enforcement, amendment or termination of these arrangements. See "Management," "Certain Transactions" and "Principal Stockholders."

         Stephen M. Merrick, Chief Executive Officer and principal shareholder of the Company is also a member of Fishman Merrick Miller Genelly Springer Klimek & Anderson, P.C., the law firm which represents the Company in this Offering and which has passed on the validity of the Units. Other members of Fishman Merrick Miller Genelly Springer Klimek & Anderson, P.C. also have an equity ownership interest in the Company. A conflict may arise between the responsibilities and duties of Fishman Merrick Miller Genelly Springer Klimek & Anderson, P.C., Mr. Merrick, and/or the other members of the firm, as shareholders, as officers of the Company, and as counsel to the Company. See "Certain Transactions" and "Legal Matters."

         Possible Control by Insiders; Reduced Probability of Change in Control. Upon completion of the Offering, the Company's executive officers and directors will beneficially own 65% of the outstanding Class B Common Stock and will beneficially own approximately 37% of the outstanding Common Stock (45% if their shares of Class B Common Stock are converted to shares of Common Stock) and will be able to elect at least a majority of the Company's directors and thereby direct the policies of the Company. As a result of the executive officers owning the majority of the Class B Common Stock and thereby being able to elect a majority of the Company's directors, it is less likely that an outside party will seek to obtain control of the Company through the purchase of Common Stock. See "Principal Stockholders", "Management" and "Description of Capital Stock."

         Competition. The markets in which the Company competes are highly competitive and rapidly changing. A number of companies offer products and services which are the same or similar to those offered by the Company. The Company's ability to compete depends upon many factors within and outside its control. There are a number of well-established competitors in each of the Company's product lines, several of which possess substantially greater financial, marketing and technical resources and established, extensive direct and indirect channels of distribution for their products and services. As a result, such competitors may be able to respond more quickly to new developments and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products and services than the Company. Competitive pressures include, among other things, price competition, new designs and product development and copyright licensing. There can be no assurance that the Company will be able to compete successfully against current or future competitors, or that competitive pressures will not have a material adverse effect on the Company's business, operating results and financial condition.
See "Business - Competition."

         Dependence on Licenses. Particularly in connection with its mylar balloon product line, the Company relies significantly on the use of character and other copyright licenses to develop, maintain and market its products and to compete against other companies having licenses for other characters and copyrights. All of the Company's licenses are for one or two year terms. The loss of one or more of its present significant licenses or the failure to obtain new licenses as they become available could have a material adverse effect on the business of the Company. There is intense competition among the manufacturers of mylar balloons to obtain and maintain such licenses and there can be no assurance that the Company will be able to retain or obtain current or new licenses. See "Business-Competition."

         No Dividends. The Company has never paid any dividends on its Common Stock and does not currently intend to pay dividends on its Common Stock in the foreseeable future. The Company currently intends to retain all its earnings, if any, to finance the development and expansion of its business. It is also likely that the Company will be required to agree to restrictions on the payment of dividends in connection with future financings. See "Dividend Policy."

         Broad Discretion of Management in Use of Proceeds. Approximately 39% of the estimated net proceeds of the Offering (approximately 47% if the
Over-Allotment Option is exercised in full) is to be used for sales and marketing activities, character and copyright licensing and working capital and general corporate purposes. Accordingly, the Company's management will have broad discretion as to the application of such proceeds. See "Use of Proceeds."

         Securities Eligible for Future Sale. Sales of substantial amounts of Common Stock after the Offering could adversely affect the market price of the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and by lock-up agreements pursuant to which the holders of all of the issued and outstanding shares prior to the Offering have agreed not to sell or dispose of any of their shares for a period of 18 months after the date of this Prospectus (the "Lock-up Period") without the prior written consent of the Underwriter. The Underwriter may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to such lock-up agreements. Although the Underwriter does not currently intend to release all of such shares from the lock-up agreements prior to their expiration, it may from time to time release all or a portion thereof, depending on a securityholder's individual circumstances, as market conditions permit. Of the 2,343,535 shares of Common Stock that will be outstanding after the Offering, the 1,333,333 shares underlying the Units sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act, except that shares owned by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act
("Affiliates"), may generally only be sold in compliance with applicable provisions of Rule 144. The remaining 1,010,202 shares of Common Stock and the 1,098,901 shares of Class B Common Stock (and Common Stock underlying the Class B Common Stock) will be "restricted securities," as that term is defined in Rule 144, and in certain circumstances may be sold without registration pursuant to such rule. After the Offering, substantially all of the restricted shares will be eligible for sale in compliance with Rule 144; however, all of these shares are subject to lock-up agreements and will be subject to restrictions on sale until the expiration of the Lock-up Period, unless released therefrom by the Underwriter. See "Management--Stock Option Plan," "Description of Capital Stock," "Securities Eligible for Future Sale" and "Underwriting."

         The Redeemable Warrants and the shares of Common Stock underlying such Redeemable Warrants, upon exercise thereof, will be freely tradeable without restriction under the Securities Act, except for any Redeemable Warrants or shares of Common Stock purchased by Affiliates, which will be subject to the resale limitations of Rule 144.

         Absence of Public Market; Arbitrary Determination of Offering Price; Possible Volatility of Stock Price. Prior to this Offering, there has been no public market for the Units, the Common Stock or the Redeemable Warrants, and there can be no assurance that an active public market for any such securities will develop or be sustained after the Offering. The initial public offering price of the Units and the terms of the Redeemable Warrants has been determined by negotiations among the Company and the Underwriter and may not necessarily bear any relationship to the assets, book value, earnings or net worth of the Company or any other recognized criteria and should not be considered to be an indication of the actual value of the Company. Accordingly, the initial public offering price may bear no relationship to the trading prices of the securities offered hereby after the consummation of this Offering, and there can be no assurance that these prices will not decline below the initial public offering price. See "Underwriting." The trading prices of the Units, the Common Stock and the Redeemable Warrants could be subject to wide fluctuations in response to actual or anticipated quarterly operating results of the Company, announcements of the Company or its competitors and general market conditions, as well as other events or factors. In addition, the stock markets have experienced extreme price and volume trading volatility in recent years. This volatility has had a substantial effect on the market price of many small capitalization companies, and has often been unrelated to the operating performance of those companies. This volatility may adversely affect the market price of the Units, Common Stock and Redeemable Warrants.

         Dilution; Disproportionate Risk to Purchasers of Units. Purchasers of the Units at the initial public offering price will experience immediate and substantial dilution in the net tangible book value per share of Common Stock of $2.85 or 63% ($2.73 or 61%, if the Over-Allotment Option is exercised in full). The existing stockholders of the Company have acquired their respective equity interests at costs substantially below the offering price in this Offering. Accordingly, to the extent that the Company incurs losses, the purchasers of the Units will bear a disproportionate risk with respect to such losses. See "Dilution."

         Underwriter's Potential Influence on the Market. It is anticipated that a significant portion of the Units offered hereby will be sold to customers of the Underwriter. Although the Underwriter has advised the Company that it intends to make a market in the Units, the Common Stock and the Redeemable Warrants, it will have no legal obligation to do so. The prices and the liquidity of the Units, the Common Stock and the Redeemable Warrants may be significantly affected by the degree, if any, of the Underwriter's participation in the market. No assurance can be given that any market activities of the Underwriter, if commenced, will be continued. See "Underwriting."

         Continued Quotation on the Nasdaq SmallCap Market; Potential Penny Stock Classification. The Company has applied to have the Units, the Common Stock and the Redeemable Warrants approved for quotation on the Nasdaq SmallCap Market and believes it will meet the initial listing requirements upon consummation of this Offering. However, there can be no assurance that a trading market for these securities will develop, or if developed, that it will be maintained. In addition, no assurance can be given that the Company will be able to satisfy the criteria for continued quotation on the Nasdaq SmallCap Market following this Offering. Failure to meet the maintenance criteria in the future may result in the Units, the Common Stock and the Redeemable Warrants not being eligible for quotation.

         If the Company were removed from the Nasdaq SmallCap Market, trading, if any, in the Units, the Common Stock or the Redeemable Warrants would thereafter have to be conducted in the over-the-counter market in so-called "pink sheets" or, if then available, Nasdaq's OTC Bulletin Board. As a result, holders of the Units, the Common Stock and the Redeemable Warrants would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, such securities.

         In addition, if the Units, the Common Stock or the Redeemable Warrants are delisted from trading on Nasdaq and the trading price of the Common Stock is less than $5.00 per share, trading in the Common Stock would also be subject to the requirements of Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under such rule, broker/dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, according to recent regulations adopted by the Securities Exchange Commission (the "Commission"), any equity security not traded on an exchange or quoted on Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Such requirements could severely limit the market liquidity of the Units, the Common Stock and the Redeemable Warrants and the ability of purchasers in the Offering to sell their securities in the secondary market. There can be no assurance that the Units, Common Stock and Redeemable Warrants will not be delisted or treated as a penny stock.

         Current Prospectus and State Blue Sky Registration Required to Exercise Redeemable Warrants. The Redeemable Warrants issued in the Offering are not exercisable unless, at the time of exercise, the Company has distributed a current prospectus covering the shares of Common Stock issuable upon exercise of such Redeemable Warrants and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the holder who wishes to exercise such Redeemable Warrants. In addition, in the event any Redeemable Warrants are exercised at any time after nine months from the date of this Prospectus, the Company will be required to file a post-effective amendment and deliver a current prospectus before the Redeemable Warrants may be exercised. Although the Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of such Redeemable Warrants, there is no assurance that it will be able to do so. Holders of Redeemable Warrants who exercise such Redeemable Warrants at a time the Company does not have a current prospectus may receive unregistered and, therefore, restricted shares of Common Stock. Although the Units will not knowingly be sold to purchasers in jurisdictions in which the Units are not registered or otherwise qualified for sale, purchasers may buy Redeemable Warrants in the after market or may move to jurisdictions in which the shares underlying the Redeemable Warrants are not registered or qualified during the period that the Redeemable Warrants are exercisable. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Redeemable Warrants unless and until the shares and Redeemable Warrants could be qualified for sale in the jurisdiction in which such purchasers reside, or an exemption from such qualification exists in such jurisdiction, and holders of Redeemable Warrants would have no choice but to attempt to sell the Redeemable Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised.

         Redemption of Redeemable Warrants. Commencing _____________, 1998 [12 months from the date of this Prospectus], the Company shall have the right to redeem all, but not less than all, of the Redeemable Warrants, at a price of $.05 per Redeemable Warrant on 30 days' prior written notice, provided that the Company shall have obtained the consent of the Underwriter, and the average closing bid price of the Common Stock equals or exceeds 150% of the then exercise price per share, subject to adjustment, for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. In the event the Company exercises the right to redeem the Redeemable Warrants, such Redeemable Warrants will be exercisable until the close of business on the date fixed for redemption in such notice. If any Redeemable Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.

         Forward-Looking Information and Associated Risk. This Prospectus contains various forward- looking statements, including statements regarding, among other things, (i) the Company's growth strategy, (ii) anticipated trends in the Company's business, and (iii) the Company's ability to enter into contracts with licensors, suppliers, distributors and strategic partners. These statements are based upon management's current beliefs as well as assumptions made by management based upon information currently available to it. These statements are subject to various risks and uncertainties, including those described above, as well as potential changes in economic or regulatory conditions generally which are largely beyond the Company's control. Should one or more of these risks materialize or changes occur, or should management's assumptions prove incorrect, the Company's actual results may vary materially from those anticipated or projected.

                                   THE COMPANY

       Background. The Company was incorporated as Container Technologies, Inc. under the laws of the State of Delaware on October 14, 1983, and changed its name to CTI Industries Corporation on August 2, 1985. The principal executive offices of the Company are located at 22160 North Pepper Road, Barrington, Illinois 60010; the Company's telephone number is (847) 382-1000. See
"Business--Property." A predecessor company, Creative Technology, Inc., was organized as an Illinois corporation on December 9, 1975 and was merged into the Company in October, 1983. CTI Balloons Ltd. ("CTI Balloons"), the Company's wholly-owned subsidiary, was organized as a corporation under the laws of the United Kingdom on October 2, 1996. On October 24, 1996, the Company entered into an agreement with CTI Balloons pursuant to which all of the assets and liabilities of the Company in its branch operation in the United Kingdom were sold and transferred to CTI Balloons and all of the capital stock of CTI Balloons was issued and delivered to the Company. Unless otherwise specified, all references herein to the Company shall refer to the Company, its predecessor Creative Technology, Inc. and its wholly-owned subsidiary, CTI Balloons.

         Change in Control. In March and May of 1996, a group of investors made an equity investment of $1,000,000 in the Company in return for 1,098,091 shares of Preferred Stock, $.91 par value. Each share of Preferred Stock was entitled to an annual cumulative dividend of 13% of the purchase price, and was convertible into one share of Common Stock. The shares of Preferred Stock, voting separately as a class, were entitled to elect four of the Company's directors. Members of such investment group included Howard W. Schwan, John H. Schwan and Stephen M. Merrick, current members of management. See "Management" and "Certain Transactions."

         Recapitalization. In July, 1997, the Company effected a recapitalization (the "Recapitalization") without a formal reorganization. As part of the Recapitalization, the Board of Directors approved the creation of Class B Common Stock, approved a 1 for 2.6 reverse stock split on both the Common Stock and Preferred Stock, and negotiated a conversion effective upon the closing of this Offering of all then outstanding shares of the Company's Convertible Preferred Stock into an aggregate of 1,098,901 shares of Class B Common Stock. The shares of Class B Common Stock contain rights identical to shares of Common Stock, except that shares of Class B Common Stock, voting separately as a class, have the right to elect four of the Company's seven directors. Shares of Common Stock and Class B Common Stock, voting together as a class, vote on all other matters, including the election of the remaining directors. The recapitalization and related transactions were approved by written consent of the shareholders. See "Description of Capital Stock."

                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of the Units offered by the Company hereby, after deduction of the underwriting discounts, the Underwriter's non-accountable expense allowance and other estimated expenses of the Offering payable by the Company, are expected to aggregate $4,722,000 ($5,505,000 if the Over-Allotment Option is exercised in full).

         The following table summarizes the Company's estimated use of the net proceeds:

                                                      Approximate  Approximate
Application of Proceeds                                  Amount     Percentage
-----------------------                                ----------   ----------

Repayment of bank indebtedness(1)..................   $ 1,250,000      26.4%
Selling and marketing(2) ..........................   $   400,000       8.5%
Plant and equipment(3).............................   $ 1,100,000      23.3%
Loans to Mexican supplier(4).......................   $   400,000       8.5%
Investment in Mexican joint venture(4) ............   $   150,000       3.2%
Character and other licenses.......................   $   400,000       8.5%
Working capital and general corporate purposes.....   $ 1,022,000      21.6%
                                                       ----------     -----
      Total........................................   $ 4,722,000      100%
                                                       ==========     =====

--------------------

         (1)Repayment of revolving line of credit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

         (2)Includes hiring of additional personnel in marketing, product design and development, and sales, and acquiring product displays for expansion into additional retail locations. See "Business-Marketing, Sales and Distribution."

         (3)Includes purchase of laminating and coating equipment and graphics equipment, including eight- color graphic printer. See "Business-Manufacturing."

         (4)See "Business-Manufacturing" for description of loan to Mexican supplier and further investment in Mexican joint venture.

         In the event the Underwriter exercises the Over-Allotment Option in full, the Company will utilize the additional net proceeds for general corporate purposes.

         The Company anticipates that the proceeds from the Offering, together with its current capital resources and projected cash flow from operations, will be sufficient to satisfy its requirements for at least 12 months from the date of this Prospectus. Thereafter, the Company may need to raise additional funds to expand its operations. There can be no assurance that additional financing will be available or if available will be available on favorable terms. If the Company is unable to obtain such additional financing, the Company's ability to maintain its current level of operations will be materially and adversely affected. See "Risk Factors--Additional Capital Requirements; Uncertainty of Additional Funding."

         Pending application of the proceeds of the Offering, the Company intends to invest the net proceeds in certificates of deposit, money market accounts, United States government obligations or other short-term interest bearing obligations of investment grade.

         Proceeds of this Offering may also be used, if the Company so elects, to acquire companies or products that complement its business or operations. In the ordinary course of its business, the Company from time to time evaluates companies for acquisition and products for acquisition or license. Except as otherwise disclosed herein, the Company has no agreement or arrangement with respect to any such acquisition or license.

                                 DIVIDEND POLICY

         The Company has never paid any dividends on its Common Stock and does not currently intend to pay dividends on its Common Stock in the foreseeable future. The Company currently intends to retain all its earnings to finance the development and expansion of its business. It is also likely that the Company will be required to agree to restrictions on the payment of dividends in connection with future financings, if any.
See "Risk Factors--No Dividends."

                                 CAPITALIZATION

         The following table sets forth the proforma capitalization of the Company as of April 30, 1997, and as adjusted to reflect the sale of the Units offered hereby at an assumed initial public offering price of $4.50 per Unit and the initial application of the net proceeds therefrom (after deducting the underwriting discounts and estimated Offering expenses payable by the Company). The pro forma column gives retroactive effect to the recapitalization and conversion of Convertible Preferred Stock to shares of Class B Common Stock upon the closing of the Offering and the issuance of $865,000 of notes in June, 1997. See "The Company- Recapitalization" and "Certain Transactions." This table should be read in conjunction with the Company's financial statements attached hereto.

                                                  April 30,1997
                                              -----------------------
                                                             Pro Forma
                                             Pro Forma      As Adjusted
                                                   (in thousands)

Long-term debt, less current portion ......   $ 3,738        $ 3,738
                                              -------         -------
Stockholders' equity
  Common Stock, $.065 par value,
    11,000,000 shares authorized,
    1,010,202 shares outstanding,
    pro forma, 2,343,535 shares
    pro forma as adjusted(1) ..............   $    75        $   162
  Class B Common Stock, $.91 par value,
    1,100,000 shares authorized,
    1,098,901 shares outstanding ..........   $ 1,000        $ 1,000
  Additional paid-in capital ..............   $   248        $ 4,883
  Retained earnings .......................   $   463        $   463
  Treasury stock ..........................   $  (371)       $  (371)
  Redeemable common stock .................   $  (450)       $  (450)
  Stock Subscription Receivable ...........   $    (7)       $    (7)
                                              -------        -------
     Total stockholders' equity ...........   $   958        $ 5,680
                                              -------        -------
         Total capitalization .............   $ 4,696        $ 9,418
                                              =======        =======







-------------------

         (1)Excludes (i) warrants to purchase an aggregate of 230,769 shares of Common Stock at an exercise price of $.91 per share, (ii) warrants to purchase 277,244 shares of Common Stock at an exercise price of $3.12 per share, and
(iii) 300,000 shares of Common Stock issuable pursuant to options which may be granted under the Company's stock option plan.

                                    DILUTION

         "Net tangible book value per share" represents the amount of total tangible assets of the Company reduced by the amount of total liabilities and divided by the number of shares of capital stock outstanding. "Dilution" represents the difference between the price per share to be paid by new investors for the shares of Common Stock included in the Units offered hereby, and the pro forma net tangible book value per share as of April 30, 1997, after giving effect to the Offering. The pro forma net tangible book value per share at April 30, 1997, also gives retroactive effect to the recapitalization and conversion of the Company's Preferred Stock into shares of Class B Common Stock upon the closing of the Offering. See "Certain Transactions." At April 30, 1997, the pro forma net tangible book value of the capital stock was (including shares of Class B Common Stock) $958,000 in the aggregate, or $.45 per share. After giving effect to the sale of the shares of Common Stock included in the Units offered hereby (at the assumed initial public offering price of $4.50 per Unit, resulting in estimated net proceeds of $4,722,000, after deducting underwriting discounts and estimated Offering expenses payable by the Company and assuming no value is attributed to the Redeemable Warrants included in the Units), the pro forma net tangible book value of the capital stock (including shares of Class B Common Stock), as of April 30, 1997, would have been $5,680,000 in the aggregate, or $1.65 per share. This represents an immediate increase in pro forma net tangible book value of $1.20 per share to existing stockholders and an immediate dilution per share of $2.85, or 63%, to new investors in the Offering.

         The following table illustrates the dilution per share as described above:

Initial public offering price per share of Common Stock ....             $4.50
  Pro forma net tangible book value per share
    (including shares of Class B Common Stock)
    before Offering ........................................     $.45
  Increase attributable to new investors ...................    $1.20
                                                                -----
  Pro forma net tangible book value per share
     (including shares of Class B
  Common Stock) after the Offering .........................             $1.65
                                                                         -----
Dilution per share to new investors ........................             $2.85
                                                                         =====

         Based on the foregoing assumptions, the following table sets forth, as of completion of the Offering, the number of shares purchased from the Company, the total cash consideration paid to the Company and the average price per share paid by the existing stockholders and by new investors purchasing shares of Common Stock included in the Units in the Offering (assuming no value is attributed to the Redeemable Warrants).

                                                               Total
                               Shares Purchased            Consideration
                              -----------------         -------------------    Average Price
                                Number  Percent         Amount      Percent       Per Share
                                ------  -------         ------      -------       ---------

Existing Common Stock
  holders ................    1,010,202     29%        $  256,388     3.53%          $ .25
Class B Common Stock
  holders ................    1,098,901     32%        $1,000,000    13.78%          $ .91
New Investors ............    1,333,333     39%        $6,000,000    82.69%          $4.50
                             ----------   ----        -----------    ----
Total ....................    3,442,436    100%        $7,256,388     100%
                             ==========    ===        ===========     ===



         If the Over-Allotment Option is exercised in full, the pro forma net tangible book value at April 30, 1997, after giving effect to the Offering (assuming no value is attributed to the Redeemable Warrants included in the Units), would be approximately $6,463,000 or $1.77 per share, and the dilution per share to new investors would be approximately $2.73 or 61%.

         The foregoing also assumes no exercise of the Redeemable Warrants, the Underwriter's Warrants or any outstanding stock options or warrants. As of April 30, 1997, there were outstanding warrants to purchase an aggregate of 230,769 shares of Common Stock at an exercise price of $.91 per share. Subsequent to April 30, 1997, the Company issued $865,000 of notes, together with warrants to purchase up to 277,244 shares of Common Stock at a price of $3.12 per share. See "Certain Transactions." The Company has a total of 300,000 shares of Common Stock reserved for issuance upon the exercise of stock options which may be granted from time to time pursuant to its stock option plan. See "Management-- Executive Compensation--Stock Option Plan." To the extent that any options or warrants are exercised at a price per share less than the initial public offering price, there will be further dilution to new investors.

                             SELECTED FINANCIAL DATA
                 (in thousands except share and per share data)

         The following table sets forth selected financial data of the Company for the two years ended October 31, 1996 and 1995 (collectively, the "Year-End Data"), and for the six months ended April 30, 1997 and 1996. The Year-End Data has been derived from the audited financial statements of the Company appearing elsewhere herein, which have been audited by Coopers & Lybrand L.L.P. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Financial Statements and notes thereto and other financial and statistical data appearing elsewhere in this Prospectus.

                                                                                 Six Months
                                             Year Ended October 31,            Ended April 30,
                                           --------------------------    --------------------------
                                                1995           1996          1996           1997
                                           -----------    -----------    -----------    -----------
Consolidated Statement of Operations Data:
Net sales ..............................   $    22,784    $    13,910    $     7,884    $     8,736
Cost of sales ..........................   $    15,078    $     8,558    $     4,798    $     5,384
                                           -----------    -----------    -----------    -----------
Gross profit ...........................   $     7,706    $     5,352    $     3,086    $     3,352
Operating Expenses:
    General and administrative .........   $     2,900    $     2,055    $     1,196    $       900
    Selling ............................   $     3,770    $     2,387    $     1,332    $     1,364
    Advertising and marketing ..........   $     2,356    $       592    $       341    $       468
    Plant shut down expense ............   $       850           --             --             --
                                           -----------    -----------    -----------    -----------
Total operating expenses ...............   $     9,876    $     5,034    $     2,869    $     2,732
                                           -----------    -----------    -----------    -----------

Operating income (loss) ................   $    (2,170)   $       318    $       217    $       620
                                            -----------    -----------    -----------    -----------

Other income (expense) .................   $    (1,497)   $      (495)   $      (285)   $      (229)
                                           -----------    -----------    -----------    -----------
Income (loss) before income taxes ......   $    (3,667)   $      (177)   $       (68)   $       391
Income tax benefit (expense) ...........   $       774    $        (6)   $       --     $       --
                                           -----------    -----------    -----------    -----------
Net income (loss) ......................   $    (2,893)   $      (183)   $       (68)   $       391
Dividends applicable to Convertible
 Preferred Stock .......................          --      $       (74)   $       (11)   $       (65)
                                           -----------    -----------    -----------    -----------
Net income (loss) applicable to
 common shares .........................   $    (2,893)   $      (257)   $       (79)   $       326
                                           ===========    ===========    ===========    ===========
Net income (loss) per common and
 common equivalent share ...............   $     (2.14)   $      (.20)   $      (.06)   $       .26
                                           ===========    ===========    ===========    ===========
Weighted average number
of common and common equivalent
shares outstanding .....................     1,353,384      1,290,267      1,324,080      1,254,124
                                           ===========    ===========    ===========    ===========

Pro forma per share data
  reflecting recapitalization(1):
   Net income (loss) per
    common share and common
    equivalent share ..............                       $      (.11)                  $       .17
   Weighted average common
    shares and common equivalent
    shares outstanding ............                         2,301,756                     2,265,612

--------------------
         (1) Pro forma per share data gives effect to the conversion of all convertible preferred stock into common shares as if it occurred as of November 1, 1995 using the treasury stock method.

Consolidated Balance Sheet Data:                                Pro Forma(1)
                                                 October 31,      April 30,
                                                     1996          1997
                                                  ---------      ---------

Working capital.............................      $     347      $   1,311
Total assets................................      $  10,286      $  11,522
Long term debt, less current portion........      $   3,105      $   3,738
Total liabilities...........................      $   9,355      $  10,114
Stockholders' equity........................      $     481      $     958













--------------------

         (1)Gives retroactive effect to recapitalization and conversion of Convertible Preferred Stock to shares of Class B Common Stock and issuance of $865,000 of notes in June, 1997. See "Certain Transactions."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         In February, 1996, there was a change of control and management of the Company. Since that time, new management has focused its efforts on (i) reducing costs of operations, (ii) achieving liquidity, (iii) formulating and implementing plans and programs to increase revenues and (iv) achieving profitability. Operating expenses were reduced from 1995 to 1996 by over $4.8 million, a reduction of approximately 49%. The net loss of the Company was reduced from the 1995 level of $2,893,000 to $183,000 for fiscal 1996. While net sales decreased 39% in fiscal 1996 to $13,910,000 from $22,784,000 in fiscal 1995, net sales for the six months ended April 30, 1997 have increased 11% from net sales for the same period in 1996. For the six months ended April 30, 1997, the Company had net income of $391,000 compared to a net loss of $68,000 for the same period in 1996. Working capital increased to $490,000 on April 30, 1997 from $347,000 on October 31, 1996. During the past 18 months, the Company has introduced over 180 new mylar balloon designs, has out-sourced the manufacture of and engaged in active marketing of latex balloons and introduced several new products. Approximately $1.9 million of new financing has been provided in private financings and a new bank loan and line of credit in the aggregate amount of $6.3 million has been obtained.

         The Company anticipates investing $1.1 million of the proceeds of this offering in capital items and operations to improve the products, production capacity, marketing efforts, product development and operations of the Company. The Company plans to make capital investments of approximately $2.8 million, a portion of which will be financed through equipment leases or otherwise, in plant improvements and equipment which will increase production capacity and which will allow the Company to print eight-color designs in the mylar product line and the laminated and printed films business. The Company plans to make loans to its supplier of latex balloons to further assure the source of supply. The Company plans to invest a portion of the proceeds of the Offering for the hiring of personnel in marketing, product design and development and sales to enhance the Company's product design and development efforts, its product line, marketing, customer service and support and sales effort.

Results of Operation

         Net Sales. For the six months ended April 30, 1997, net sales increased to $8,736,000 from $7,884,000 for the same period in 1996, an increase of approximately 11%. This increase in net sales was a reflection principally of increases in the sales of latex balloons and printed and laminated films. For the fiscal year ended October 31, 1996, net sales were $13,910,000, as compared to net sales of $22,784,000 for the fiscal year ended October 31, 1995. The 39% decline in sales for that period was a result of (i) a decline of approximately $2 million in the sales of latex balloons because of the closing of the Company's latex balloon manufacturing operations in September, 1995 and the lack of supply of latex balloons from October, 1995 to June, 1996, (ii) a decline in sales of mylar balloons of approximately $6 million resulting primarily from the loss of several national account customers and (iii) the elimination of sales of plush toys which represented approximately $900,000 in sales during fiscal 1995.

         During fiscal 1995, mylar balloons represented approximately 87% of revenues, latex balloons 11% of revenues and laminated and printed films approximately 2% of sales. During fiscal 1996, mylar balloons represented 87% of sales, latex balloons 4% of sales and laminated and printed films 9% of sales. During the six months ended April 30, 1997, mylar balloons represented 80% of sales, latex balloons 8% of sales and laminated and printed films 12% of sales as compared to 92%, 2% and 6%, respectively, for the six months ended April 30, 1996. The Company anticipates that the percentage of sales represented by latex balloons and laminated and printed films will continue to increase during fiscal 1997 and 1998.

         Cost of Sales. For the six months ended April 30, 1997, cost of sales represented 61.6% of net sales as compared to 60.8% for the same period in 1996. For the fiscal year ended October 31, 1996, cost of goods represented 61.5% of net sales as compared to 66.2% for the fiscal year ended October 31, 1995.

         Administrative. For the six months ended April 30, 1997, administrative expenses were $900,000, or 10.3% of sales as compared to $1,196,000, or 15.2% of sales, for the same period in the prior year. For the fiscal year ended October 31, 1996, general and administrative expenses were $2,055,000, or 14.8% of sales, as compared to $2,900,000, or 12.7% of sales, for the prior fiscal year. The decreases were the result of a number of items including the reduction in accounting and financial staff, and reduction in certain executive salaries and expenses, and a reduction in overhead expenses.

         Selling. For the six months ended April 30, 1997, selling expenses were $1,364,000, or 15.6% of net sales, as compared to $1,332,000, or 16.9% of net sales for the same period in the prior year. For the fiscal year ended October 31, 1996, selling expenses were $2,387,000, or 17.2% of net sales, as compared to selling expenses of $3,770,000, or 16.5% of sales for the fiscal year ended October 31, 1995.

         Advertising and Marketing. For the six months ended April 30, 1997, advertising and marketing expenses were $468,000, or 5.4% of sales, as compared to advertising and marketing expenses of $341,000, or 4.3% of sales, for the same period in the prior year. The increase in these expenses was a result of catalogue printing costs and service fees paid on national account sales programs. For the fiscal year ended October 31, 1996, advertising and marketing expenses were $592,000 compared to $2,356,000 for the fiscal year ended October 31, 1995. This decrease of $1,764,000 was the result of a significant decline in the cost of printed materials incurred by the Company, particularly in its catalogue, as well as a decline in print advertising. Service fees related to national account sales programs declined with the loss of several national account customers.

         Plant Shutdown Expenses and Loss on Disposition of Latex Equipment. In fiscal 1995, the Company ceased latex manufacturing operations at its Cary, Illinois facility and sold its latex balloon manufacturing equipment. See "Business-Manufacturing." Shutdown expenses of $850,000 were accrued for rent, utilities, operating expenses, building rehabilitation and latex inventory write-down during this period. A loss on disposition of latex equipment was incurred in fiscal 1995 of $822,000 upon sale of the equipment and the forgiveness of the $400,000 receivable relating to the sale.

         Other Expenses. For the six months ended April 30, 1997, interest expense was $304,000 as compared to $317,000 for the same period in the prior year. For the fiscal years ended October 31, 1995 and 1996, interest expense was $800,000 and $553,000, respectively. The reduction in interest expense is a reflection of the reduction in the aggregate indebtedness of the Company and the new bank loan arrangement in September, 1996 at overall rates of interest less than the prior bank loan rates.

         Net Income or Loss. For the six months ended April 30, 1997, the Company had net income of $391,000 as compared to a net loss of $68,000 for the same period in the prior year. For the fiscal year ended October 31, 1996, the Company had net loss of $183,000 as compared to a net loss of $2,893,000 for the prior fiscal year.

Liquidity and Capital Resources

         Cash flow used in operations during the six months ended April 30, 1997 was $911,000. This resulted primarily from increased sales and resulting increases in accounts receivable of over $1,000,000. During fiscal years 1995 and 1996, the Company had cash flows from operations of $541,000 and $840,000, respectively. During fiscal 1996, cash raised from the issuance of Preferred Stock and the new revolving line of credit was used in part to reduce accounts payable and accrued expenses.

         At April 30, 1997 the Company maintained no cash balance, which is consistent with the Company's current cash management policy of utilizing its revolving line of credit for liquidity. As of October 31, 1996, the Company had cash and cash equivalents of $131,000. As of April 30, 1997, the Company had working capital of $490,000. Working capital as of October 31, 1996 was $347,000.

         During the past eighteen months, the Company has funded its operations primarily through the cash provided by its operating activities, a private placement financing of Preferred Stock, funding provided by a new bank loan and line of credit and a private placement of notes and warrants. In early 1996, the Company completed a private placement of 1,098,901 shares of Preferred Stock, par value $.91 per share, for gross proceeds of $1,000,000. The Preferred Stock included a cumulative preferred dividend at the rate of 13%. The shares of Preferred Stock will be converted into 1,098,901 shares of Class B Common Stock upon the closing of this Offering. See "The Company-Recapitalization."

         In September, 1996, the Company entered into a Loan Agreement with a bank under which the bank provided loans and a line of credit to the Company aggregating $6,300,000. The arrangement included term loans in the amount of $3,300,000 and a revolving line of credit providing for maximum advances of $3,000,000 of which $57,000 was unused at April 30, 1997. The term loans are due on September 1, 2001, and bear interest at either 8.75% or prime plus 1%. The revolving loan was due on September 1, 1997 and has been renewed until July 1, 1998. The revolving line of credit bears interest at prime plus 1%. During July, 1997, the same bank provided additional term loans to the Company in the aggregate amount of $475,000. All these loans are secured by all of the Company's assets. Three principal shareholders of the Company, John H. Schwan, Howard W. Schwan and Stephen M. Merrick have guaranteed these obligations. A portion of the proceeds of this Offering will be used to pay down the revolving line of credit. See "Use of Proceeds."

         During June, 1997, the Company completed a private placement of notes and warrants for gross proceeds of $865,000. The notes issued in the placement are subordinated unsecured two year notes, bearing interest at the rate of 10% per annum. Individuals participating in the placement received five year warrants to purchase 277,244 shares of Common Stock of the Company at the price of $3.12 per share. Two officers and directors of the Company applied advances made by them to the Company in January, 1997, in the aggregate amount of $400,000 toward the purchase of the notes and warrants. See "Certain Transactions."

         During fiscal 1995 and 1996, the Company invested $479,000 and $496,000, respectively, in plant and equipment and has invested $343,000 during the six months ended April 30, 1997.

         During fiscal 1995 and 1996, the Company utilized $124,000 and $336,000, respectively, in financing activities, principally the reduction of bank indebtedness. During the six months ended April 30, 1997, the Company has generated $1,155,000 in financing activities.

         The Company believes that the net proceeds of this offering, together with existing capital resources and cash generated from operations, will be sufficient to meet the Company's requirements for at least 12 months following the date of this Prospectus. Thereafter the Company may require additional capital in order to expand its business and there can be no assurance that the Company will be able to secure additional debt or equity financing or that such financing will be available on favorable terms. See "Risk Factors-Additional Capital Requirements; Uncertainty of Additional Financing."

Seasonality

         In the mylar product line, sales have historically been seasonal with approximately 17% to 27% of annual sales of mylar being generated in December and January and 13% to 15% of annual mylar sales being generated in June and July in recent years. The sale of latex balloons and laminated film products have not historically been seasonal, and to the extent sales in these areas increase as a percentage of total sales, this should decrease the seasonality of the Company's total net sales.

                                    BUSINESS

General

         Background. CTI Industries Corporation (the "Company") manufactures and sells mylar balloons and believes it is the third largest manufacturer of mylar balloons in the world. The Company also sells latex balloons, novelty and "message" items, such as mugs and banners, and toy products, such as inflatable masks, punch balls and water bombs, and produces laminated and specialty films for food packaging and other commercial uses. The Company's products are sold throughout the United States and in 30 foreign countries through a wide variety of retail outlets including grocery, general merchandise and drugstore chains, such as Eckerd Drug Stores and Safeway and Winn Dixie grocery chains, card and gift shops, such as Hallmark and Factory Card Outlet stores, and party goods stores, such as Party City, as well as through florists and balloon decorators. The Company estimates the worldwide wholesale market for mylar and latex balloons to be in excess of $570 million.

          The mylar balloon, actually a balloon made of a nylon based material with metallized and polyethylene coatings, has become a popular medium of social expression. Most mylar balloons contain printed characters, designs and messages. The Company maintains licenses on numerous characters and designs, including, for example, Peanuts(TM) characters, Garfield(TM), Precious Moments(TM) and Hallmark.

         To meet the needs of the mylar balloon market, the Company has developed sophisticated film products and techniques which have other application. The Company's expertise in multi-color printing using water-based ink, in particular, has enabled the Company to expand its business to include the production of film wrappers for consumables. The Company produces, laminates and prints films for food packaging companies and provides custom film products for other commercial uses.

         The Company is a fully integrated designer and manufacturer of its mylar balloon product line and believes that its facilities are among the most advanced in the industry. The Company is a party to a long term agreement with a Mexican manufacturer under which a broad line of latex balloons are manufactured for the Company. The Company thereby has a competitive source of supply of quality latex balloon products which it markets with its mylar balloon line. The Company has also established a joint venture with this Mexican manufacturer for the packaging of balloon products and printing of latex balloons.

         Business Plan. Upon assuming control in early 1996, new management concentrated initially on reducing costs of operations, achieving liquidity and profitability and formulating plans to increase revenues. Having achieved these goals in late 1996 and early 1997, management's focus turned to generating increased sales and market share to position itself as a market leader.

         To achieve this goal, the Company is focusing its efforts on developing sales and marketing programs to strengthen, develop and expand its relationship and sales to its distributors, national chains and other buyers of its products. In addition to expanding the core U.S. market, the Company will seek to increase its presence in emerging markets for its balloon and related products, such as Europe and Central and South America. The Company will also seek additional distributors for its toy/novelty line of products and will continue to expand its customer base for its laminated and specialty film products.

         To enable the Company to meet customer demand for high quality, multi-color mylar balloons and custom film products, the Company will invest in new laminating and graphic equipment, including an eight- color graphic printer. The Company also intends to assure its supply of competitively priced latex balloons by providing capital in the form of loans to its Mexican supplier of such products. The Company believes that this will provide it with added control over supply and give the Company an advantage over other latex balloon distributors.

         The Company will continue its efforts to license new characters and designs for its mylar balloons and to develop or license new balloon designs to increase consumer demand for its products. The Company's catalogue published in June 1997, introduced over 100 new balloon designs. The Company has recently introduced a lower-priced, higher quality standard line of latex balloons and has introduced a number of new latex balloon colors and now manufactures mylar and latex balloons in coordinated colors. Further, with the introduction of inflatable masks the Company has entered the novelty/toys market. The Company believes that its full line of mylar and latex balloons and its manufacturing capability may afford the Company a competitive advantage in the market.

         The Company will continue to seek out new methods for the sale of its products, including strategic partnerships with companies engaged in the greeting card, party goods and related businesses to take advantage of these entities' distribution channels and resources. The Company will continue to offer custom balloon manufacture for distributors and suppliers to position itself as a full service manufacturer.

Industry Overview

         The mylar balloon came into existence in the late 1970s. During the 1980s, the market for mylar balloons grew rapidly. Initially, the product was sold principally to individual vendors, small retail outlets and at fairs, amusement parks, shopping centers and other outdoor facilities and functions. Because of its ability to remain buoyant for a long period of time when filled with helium and its facility for the printing of graphics and messages, the product has significant appeal as a novelty and message item. Mylar balloons became part of the "social expression" industry, carrying graphics designs, characters and messages like greeting cards. In the mid-1980s, the Company and other participants in the market began licensing character and cartoon images for printing on the balloons and directed marketing of the balloons to retail outlets including grocery, general merchandise and drugstore chains, card and gift shops, party goods stores, as well as florists and balloon decorators.

         The Company estimates that the wholesale world market for mylar balloons is approximately $120 million. Mylar balloons are sold in the United States and in Europe, several countries in the Far East, Canada and to an increasing extent in Latin America. The United States, however, is by far the largest market for these products. Particularly in areas of Europe and Latin America, mylar balloons are also sold by individual vendors at fairs, amusement parks and other public areas.

         There are presently seven manufacturers of mylar balloons whose products are sold in the United States. Five of these companies maintain their own production facilities in the United States. Several companies market and sell mylar balloons designed by them and manufactured by others for them.

         Mylar balloons are marketed in the United States and foreign countries through wholesalers or distributors and directly to retail customers. Often the sale of mylar balloons by the wholesalers/distributors is accompanied by related products including latex balloons, floral supplies and candy containers. Although, the latex balloon market overlaps the mylar balloon market, the latex balloon market has been in existence for a longer period than mylar balloons and extends to more customers and market categories than mylar balloons.

         There are three separate latex balloon product lines: (i) high quality decorator balloons, (ii) standard novelty balloons and (iii) printed balloons. The high quality decorator balloons are generally sold to and through balloon decorators and are generally of higher quality and price than the standard line of balloons. The standard line of balloons is sold widely in retail stores including many of the same outlets as mylar balloons. Printed latex balloons are sold both in retail outlets and for balloon decoration purposes including floral designs.

         There are five principal manufacturers of latex balloons whose products are sold in the United States. It is estimated that the wholesale world market for latex balloons exceeds $450 million.

         While the market for printed and laminated films is fragmented, the Company believes it is a multi-billion dollar industry.

Products

         Mylar Balloons. The mylar balloon is actually composed of a base nylon material which is coated on one side with a metal deposit and on the other with polyethylene. Typically, the balloon film is printed with graphic designs and messages.

         The Company manufactures over 380 balloon designs, in different shapes and sizes.

         o Superloons(TM) are 18" balloons in round or heart shape, generally made to be filled with helium and remain buoyant for long periods. This is the predominant mylar balloon size.

         o Ultraloons(TM) are 34" balloons made to be filled with helium and remain buoyant.

         o Miniloons(TM) are 9" balloons made to be air-filled and sold on holder-sticks or for use in decorations.

         o Card-B-Loons(TM) (4 1/2") and Pixiloons(TM) (2 1/2") are air-filled balloons, often sold on a stick, used in floral arrangements or with a container of candy.

         o Shape-A-Loons(TM) are shaped balloons made to be filled with helium.

         o Minishapes are small shaped balloons designed to be air filled and sold on sticks as toys or inflated characters.

         o        Walk-abouts(TM)   are  helium  filled  shaped   balloons  with
                  attached arms and legs.

         o        Smackers(TM) are helium filled red lip-shaped balloons.

         o You Name It(TM) are balloons to which lettering can be attached for a personalized message.

         In addition to size and shape, a principal element of the Company's mylar balloon products is the printed design or message contained on the balloon. These designs include figures and licensed characters many of which are well-known licensed characters. The Company maintains licenses for Peanuts(TM), Garfield(TM), Precious Moments(TM), Hallmark, Hallmark Shoebox(TM), Ziggy(TM), Grimmy(TM), Elephantz(TM), Paddington(TM), Face-Offs(TM), Gibson Greetings(TM), Postman Pat(TM) and several others. See "Business- Patent, Trademarks and Copyrights."

         Latex Balloons. The Company sells a high end line of latex balloons under the product line name Hi-Tex(TM) and a standard line of latex balloons marketed under the name Partyloons(TM).

         Toys and Novelty. The Company also manufactures or sells additional and related novelty items including mugs, banners and inflatable masks. With its standard line of latex balloons and newly introduced inflatable masks, the Company has made entry into the toy market. The Company intends to develop and acquire additional novelty and toy lines of products, in many cases products which can be sold in conjunction with its existing products including latex punch balls and water bombs.

         Packaging Films. The Company fabricates and prints films for use in food packaging. The Company has developed sophisticated methods for the printing of films, including the use of water-based ink. These techniques have proven desirable for companies engaged in packaging food products, particularly candy and snack items, with the result that the Company now provides printed packaging films for several food packaging companies, including Farley Candies, and intends to expand and extend this business line.

         Custom Film Products. In addition to printed films for food packaging, the Company fabricates custom film products for various commercial and industrial purposes. These now include "dunnage" bags (inflatable film products) used in the packaging of goods and systems for the storage of clothing items.

Marketing, Sales and Distribution

         The Company markets and sells its mylar balloon, latex balloon and related novelty products throughout the United States and in over 30 foreign countries. The Company maintains a marketing, sales staff and support staff of 11 individuals and a customer service department of 16 individuals. European sales are conducted by CTI Balloons, the Company's subsidiary located in Rugby, England. Sales in other foreign countries are made generally to distributors in those countries and are managed at the Company's principal offices.

         The Company sells and distributes its products principally through a network of over 350 distributors and wholesalers situated throughout the United States and in a number of foreign countries. These distributors and wholesalers are engaged principally in the sale of balloons and related products (including such items as plush toys, mugs, containers, floral supplies and other items). These distributors and wholesalers, in turn, sell balloons and related products to retail outlets including grocery, general merchandise and drug store chains, card and gift shops, party goods stores, as well as florists and balloon decorators. The Company intends to use a portion of the proceeds of this Offering to expand its marketing efforts with current distributors and to seek out new distributors both in current markets and in new sales areas. While the Company will continue to focus on the core U.S. market, it will also seek to exploit other world markets such as Europe and South America. No distributor or other customer accounts for more than 10% of the Company's sales revenues. Most sales are on an individual order basis.

         The Company also sells balloons and related products to certain national chain stores including grocery, general merchandise and drugstore chains and party goods stores. The Company's largest chain store customer is Eckerd Drug Stores. The Company also sells its balloons to individual retail outlets generally through coordinated efforts with its distributors.

         The Company has entered into an agreement with a major greeting card company under which such company will act as an agent for the sale of the Company's balloon products in retail outlets to which such company sells greeting cards. Under the agreement, this company takes orders for balloons, services the display of balloons and maintains inventory in the stores. The Company pays this company a commission on sales the company generates and services. The Company is pursuing similar strategic partnerships with other companies in the expression industry.

         The Company has established independent sales representatives for the sale of its toy/novelty line which include the standard quality latex balloon, inflatable masks, punch balls and water bombs. These products constitute a separate product class requiring a different distribution network.

         The Company engages in a variety of advertising and promotional activities to promote the sale of its balloon products. Each year, the Company produces a complete catalogue of its balloon products, and also prepares various flyers and brochures for special or seasonal products, which are disseminated to thousands of customers, potential customers and others. The Company participates in numerous trade shows for the gift, novelty, balloon and other industries and advertises in a number of trade and other publications. The Company also attends licensing shows for the purpose of seeking out additional design licenses.

         The Company markets and sells its printed and laminated films directly and through independent sales representatives. The Company markets these products to companies which package their products in plastic wrapping, in particular food products such as candies.

Manufacturing

         Production and Operations. At the Barrington, Illinois headquarters, the Company owns and operates a modern facility which includes machines of its own design and construction which fabricate mylar balloons, banners and packaging bags. These production systems include a patented system for the production and insertion of valves in balloons. These machines have the capacity to manufacture approximately 55 million 18" balloons annually.

         The Company owns and operates graphic machinery at its facility in Barrington, Illinois that is used for the printing of films for mylar balloons and for printed and laminated films. The Company's use of water-based ink makes its printed films attractive to food processors for the packaging of their products. The Company intends to use a portion of the proceeds of this Offering for the acquisition of additional graphic equipment which will be located at this facility. See "Use of Proceeds."

         At the Barrington facility, the Company owns and operates two laminating machines. The Company intends to use a portion of the proceeds of this Offering for the purchase of additional laminating machinery which will substantially enhance the capacity of the Company to produce laminated films. See "Use of Proceeds."

         The Company also maintains a graphic arts and development department which designs its balloon products and graphics. The Creative Department operates a networked, computerized graphic arts system for the production of these designs and of printed materials including catalogues, advertisements and other promotional materials.

         The Barrington facility also includes a computerized customer service department which receives and fulfills over 50,000 orders annually.

         Pulidos et Terminados Finos. The Company's latex balloons are manufactured for it by Pulidos et Terminados Finos S.A. de C.V. ("P&TF"), a Guadalajara, Mexico company engaged principally in the manufacture of latex balloons. The Company believes that P&TF owns and operates the second largest latex balloon manufacturing facility in the world. In 1995, the Company entered into an agreement with P&TF under which (i) the Company sold to P&TF all of its latex balloon manufacturing equipment (for the manufacture of decorator balloons) and such equipment is now operated by P&TF, (ii) P&TF has agreed for a period of 10 years to supply balloons exclusively to the Company for the United States and Canada manufactured on such equipment and (iii) for such 10 year period, P&TF has agreed to supply to the Company, exclusively in the United States except as to two other companies, all balloons manufactured by P&TF. Commencing in 1996, P&TF began manufacturing the Company's high-end line of latex balloons exclusively for the Company for the United States and also manufactures a standard line of latex balloons which the Company distributes throughout the United States and in various foreign countries under the product line name Partyloons(TM).

         P&TF has experienced financial difficulties and in 1995, sought protection from creditors in a "Suspension of Payment" proceeding in Mexico similar, but not identical to, a reorganization under U.S. bankruptcy laws. See "Risk Factors--Dependence on Supplier." The Company believes it has an opportunity to further secure its source of supply by providing necessary funding to P&TF. In July, 1997, the Company entered into an Agreement with P&TF whereby it agreed to subscribe for a note of P&TF in the principal amount of U.S.$1,200,000 and an option to purchase a portion of P&TF's capital stock. The Company has also agreed to make advances to P&TF in an amount up to U.S.$400,000 prior to the closing of the transaction contemplated by the Agreement. The advances are secured by shares of capital stock of P&TF. The purchase price for the note and option is to be paid by (i) applying the advances made prior to the closing, (ii) by forgiving $400,000 of debt relating to the 1995 acquisition by P&TF of the Company's latex balloon manufacturing equipment and (iii) a cash payment for the balance. In addition to the purchase of notes and options, the Company has also agreed to loan or provide for a loan of up to an additional $800,000 to P&TF. The Company's obligations to purchase the note and option are subject to the termination of P&TF's Suspension of Payment proceeding, the payment or settlement of P&TF's current bank debt and the successful completion of this Offering. The Company believes this relationship provides the Company with a competitive advantage over its competition. A portion of the proceeds of this Offering will be used to finance the acquisition of the note and option. See "Use of Proceeds."

         P&TF maintains two manufacturing facilities in Guadalajara, Mexico totaling approximately 60,000 square feet of manufacturing, office and warehouse space and operates seven latex balloon machines having the capacity to produce approximately 1 billion latex balloons annually.

         CTF International. In September, 1996, the Company and P&TF entered into a joint venture agreement to organize and operate CTF International, a Mexican corporation. The joint venture is owned equally by the Company and P&TF. CTF leases a facility of 15,000 square feet in Guadalajara, Mexico.

CTF engages in the packaging of balloons for the Company and P&TF and in the printing of latex balloons. The Company believes it can achieve significant savings in overhead, labor and other operating costs through the operation of CTF and expects CTF to be an independent profit center. A portion of the proceeds of this Offering will be used to finance the operations of CTF. See "Use of Proceeds."

Competition

         The balloon and novelty industry is highly competitive, with numerous competitors. There are presently seven major manufacturers of mylar balloons whose products are sold in the United States including Anagram International, Inc., M&D Balloons, Inc., Pioneer Balloon, Convertidora International, Classic Balloon and Betallic. Several companies, including American Greetings, Amscan and Flowers, Inc., market and sell mylar balloons designed by them and manufactured by others for them.

         There are at least seven manufacturers of latex balloons whose products are sold in the United States including Globus Occidental, Pioneer Balloon, National Latex, Maple City, Tilco and P&TF. The market for film packaging and custom products is fragmented, and competition in this area is difficult to gauge. However, there are numerous participants in this market and the Company can expect to experience intense quality and price competition.

         Many of these Companies offer products and services which are the same or similar to those offered by the Company and the Company's ability to compete depends on many factors within and outside its control. There are a number of well-established competitors in each of the Company's product lines, several of which possess substantially greater financial, marketing and technical resources and established, extensive, direct and indirect channels of distribution for their products and services. As a result, such competitors may be able to respond more quickly to new developments and changes in customer requirements, or devote greater resources to the development, promotion and sale of their products and services than the Company. Competitive pressures include, among other things, price competition, new designs and product development and copyright licensing. See "Risk Factors-Competition."

Patents, Trademarks and Copyrights

         In connection principally with its mylar balloon business, the Company has developed or acquired a number of intellectual property rights which are significant to its business.

         Copyright Licenses. The most significant of these rights are licenses on a number of popular characters. The Company presently maintains approximately 20 licenses and produces balloon designs utilizing the characters covered by the licenses. Licenses are generally maintained for a one or two year term, although the Company has maintained long term relationships with a number of its licensors and has been able to obtain renewal of its license agreements with them. The Company has held a license on Peanuts(TM) characters for over 11 years, on Garfield(TM) for more than 10 years and on Hallmark designs for approximately 10 years.

         Trademarks. The Company is the owner of over 23 registered trademarks in the United States relating to its products. Many of these trademarks are registered in foreign countries, principally in the European Community.

         Patent Rights. The Company is the owner of, or licensee under, several patents relating to balloon products. These include (i) ownership of two patents, and a license under a third, relating to self-sealing valves for mylar balloons and methods of making balloons with such valves and
(ii) a patent on a combination of a greeting card and balloon connected by a ribbon contained in single package.

Research and Development

         The Company maintains a product development and research department of six individuals for the development or identification of new balloons and related products, product components and sources of supply. Research and development includes (i) creative product development, (ii) creative marketing, and (iii) engineering development. During its fiscal years 1995 and 1996, the Company estimates that the total amount spent on research and development activities was approximately $306,000 and $201,000, respectively.

Employees

         As of June 30, 1997, the Company had 146 full-time employees, of whom nine are executive or supervisory, 22 are in sales, 106 are in manufacturing and nine are clerical. The Company believes that its relationship with its employees is satisfactory.

Legal Proceedings

         On October 27, 1995, an action entitled  National Sales Services,  Inc.
v. CTI Industries Corporation, No. 95 L 15381 was filed in the Circuit Court of Cook County, Illinois. In the action National Sales Services claims that there is due to it from the Company for service rendered in the maintenance of product at retail stores, pursuant to an agreement for such services, the sum of $101,323. The Company has filed an answer to the complaint denying the claims and asserting several affirmative defenses, including that National Sales Services (i) failed to perform the agreement, (ii) failed to perform certain conditions precedent and (iii) failed to perform the services claimed. The Company also filed a counterclaim alleging damages of $152,512 for breach of the agreement by National Sales Services. The Company intends to actively defend the claim and pursue its counterclaim.

         By letter dated October 28, 1996, Kredietbank of Antwerp, Belgium communicated to the Company that it had determined to terminate the opening of a credit which it claimed to have granted to the Company. In the letter, Kredietbank claimed that it was entitled to close the current account and claim repayment of the entire debit balance immediately. Kredietbank further stated that the letter was a notice of the termination of the credit and included a request that the Company settle its current account in full. The amount claimed to be due is believed to be approximately $450,000. Management of the Company has communicated that Kredietbank advanced certain funds to a former subsidiary of the Company -- Superloon N.V., a Belgium company -- but has stated that , at no time, has Kredietbank ever advanced or loaned any funds to the Company. Management of the Company does not believe the Company is obligated with respect to the credit referred by Kredietbank.

Regulatory Matters

         The  Company's  manufacturing   operations  are  subject  to  the  U.S.
Occupational Safety and Health Act ("OSHA"). The Company believes it is in material compliance with OSHA. The Environmental Protection Agency regulates the handling and disposal of hazardous materials. As the Company printing operations utilize only water-based ink, the waste generated by the Company's production process is not deemed hazardous. The Company believes it is in material compliance with applicable environmental rules and regulations. A number of states have enacted laws limiting or restricting the release of helium filled mylar balloons. The Company does not believe such legislation will have any material effect on its operations.

Property

         The Company owns its principal plant and offices located in Barrington, Illinois, approximately 45 miles northwest of Chicago, Illinois. The facility includes approximately 75,000 square feet of office, manufacturing and warehouse space.

         The Company also leases approximately 62,500 square feet of space in Cary, Illinois expiring December 31, 1999. The Company has subleased approximately 70% of this space through August, 1998. The Company's monthly rent (net of subleases) is $5,957. The facility is utilized for warehouse and latex balloon printing.

         The Company leases 15,000 square feet of office and warehouse space in Rugby, England at an annual lease cost of $54,000 expiring 2019. This facility is utilized for product packaging operations and to manage and service the Company's operations in England and Europe.

                                                        MANAGEMENT

Directors and Executive Officers

         The Company's current directors and executive officers and their ages, as of June 30, 1997, are as follows:

         Name                    Age           Position with Company
   -----------------             ---        --------------------------

John H. Schwan.............      53       Chairman and Director
Stephen M. Merrick.........      55       Chief Executive Officer, Secretary,
                                          Chief Financial Officer and Director
Howard W. Schwan...........      43       President
John C. Davis..............      64       Executive Vice President and
                                          Director
Sharon Konny...............      39       Manager of Finance and
                                          Administration
Brent Anderson.............      31       Vice President of Manufacturing
Stanley M. Brown...........      51       Director

         All directors hold office until the annual meeting of stockholders next following their election and/or until their successors are elected and qualified. Officers are elected annually by the Board of Directors and serve at the discretion of the Board. Information with respect to the business experience and affiliation of the directors and the executive officers of the Company is set forth below.

         John H. Schwan, Chairman. Mr. Schwan has been an officer and director of the Company since January, 1996. Mr. Schwan has been the President and principal executive officer of Packaging Systems, Inc. and affiliated companies for over the last 10 years. Mr. Schwan has over 20 years of general management experience, including manufacturing, marketing and sales. Mr. Schwan served in the U.S. Army Infantry in Vietnam from 1966 to 1969, where he attained the rank of First Lieutenant. See "Certain Transactions."

         Stephen M. Merrick, Chief Executive Officer and Secretary. Mr. Merrick was President of the Company from January, 1996 to June, 1996 to June, 1997 when he became Chief Executive Officer of the Company. Mr. Merrick devotes a portion of his time to his position as Chief Executive Officer of the Company and is engaged in the practice of law and other business activities. He has been a director and Secretary of the Company since inception. Mr. Merrick is a principal of the law firm of Fishman Merrick Miller Genelly Springer Klimek & Anderson, P.C. of Chicago, Illinois and has been engaged in the practice of law for more than 30 years. He is also Secretary, Director and a member of the Management Committee of Reliv' International, Inc. (NASDAQ), a manufacturer and direct marketer of nutritional supplements and food products.

         Howard W. Schwan, President. Mr. Schwan has been associated with the Company for 17 years principally in the management of the production and engineering operations of the Company. Mr. Schwan was appointed as Vice President of Manufacturing in November, 1990, and was appointed as President in June, 1997. Mr. Schwan manages administration, production and engineering functions as well as the sales function for latex balloons and custom and created films. See "Certain Transactions."

         John C. Davis, Executive Vice President-Sales. Mr. Davis has been associated with the Company since 1975 and was President and a director of the Company from that time to January, 1996. Mr. Davis has been active in a sales and marketing capacity and, in January, 1996, became Executive Vice President of Sales.

         Sharon Konny, Manager of Finance and Administration. Ms. Konny has been Manager of Finance and Administration at the Company since October, 1996. From November of 1992 to 1996, she was an Assistant Vice President of First Chicago Corporation, initially as Loan Servicing Manager of the Mortgage Services Division and in December, 1994, achieving the position of Manager of Financial Administration for the First Card Division. She became a Certified Public Accountant in 1992.

         Brent Anderson, Vice President of Manufacturing. Mr. Anderson has been employed by the Company since January, 1989, and has held a number of engineering positions with the Company including Plant Engineer and Plant Manager. In such capacities Mr. Anderson was responsible for the design and manufacture of much of the Company's manufacturing equipment. Mr. Anderson was appointed Vice President of Manufacturing in June, 1997.

         Stanley M. Brown, Director. Mr. Brown was appointed as a director of the Company in January, 1996. Mr. Brown has been President of Inn-Room Systems, Inc., a manufacturer and lessor of in-room vending systems for hotels since March, 1996 and, since 1990, has been President of Surface Preparation Systems, Inc., a company engaged in the business of developing and marketing equipment for the preparation, cleaning and profiling of concrete and other surfaces. From 1968 to 1989, Mr. Brown was with the United States Navy as a naval aviator, achieving the rank of Captain. During his term with the U.S. Navy he served in various command and staff positions including an Amphibious Helicopter Carrier (with 2,500 personnel), an anti-submarine, aviation squadron and at the Pentagon. Mr. Brown was awarded 2 Meritorious Service Medals, 3 Navy Commendation Medals and campaign and service medals from the Pacific and Atlantic Fleets.

         John H. Schwan and Howard W. Schwan are brothers.

Executive Compensation

         Summary Compensation Table. The following table sets forth certain information with respect to the compensation paid or accrued by the Company to its President, Chief Executive Officer and any other officer who received compensation in excess of $100,000.



                                    Annual Compensation
                      -------------------------------------------
Name and Principal                                  Other Annual    All Other
 Position                      Salary      Bonus    Compensation  Compensation
                      Year       ($)         ($)          ($)           ($)

Stephen M. Merrick    1996    $ 45,000       ---         ---          ---
Chief Executive       1995       ---         ---         ---          ---
Officer               1994       ---         ---         ---          ---

Howard W. Schwan      1996    $108,500       ---       $ 6,957(1)   $ 1,250(3)
President             1995    $ 94,231       ---       $ 6,933(1)   $ 1,242(3)
                      1994    $ 90,096    $ 28,986     $ 6,813(1)   $ 1,159(3)

John C. Davis         1996    $195,177       ---       $11,438(2)   $ 3,252(3)
Executive Vice        1995    $280,000    $248,000     $23,747(2)   $ 5,150(3)
President-Sales       1994    $237,000    $450,000     $44,367(2)   $ 7,170(3)


                             Footnotes on next page

-----------------

         (1)Perquisites include country club membership ($5,000).

         (2)Perquisites include country club membership ($5,000) and allocated personal use of Company vehicles ($5,158 in 1996, $16,767 in 1995 and $37,387 in 1994).

         (3)Company contribution to the Company 401(k) Plan as pre-tax salary deferral.

         No executive officer owns any options or warrants issued in connection with their employment. Certain executive officers received warrants to purchase Common Stock of the Company in connection with their guarantee of certain bank loans secured by the Company. See "Certain Transactions." No executive officer received or exercised any stock options during the fiscal year ended October 31, 1996.

         Employment Agreement.

         In April, 1996, the Company entered into an employment agreement with John C. Davis as Executive Vice President-Sales, which provided for an annual salary of $150,000. The term of the agreement was through January 31, 1998. On June 27, 1997, the agreement was amended to extend the term through January 31, 2000, and to provide for an annual salary of $120,000 per year. The agreement contains covenants of Mr. Davis with respect to use of the Company's confidential information and establishing the Company's rights to inventions created by Mr. Davis during the term of employment.

         In June, 1997, the Company entered into an Employment Agreement with Howard W. Schwan as President, which provides for an annual salary of $135,000. The term of the Agreement is through June 30, 2002. The Agreement contains covenants of Mr. Schwan with respect to the use of the Company's confidential information, establishes the Company's right to inventions created by Mr. Schwan during the term of employment, and includes a covenant of Mr. Schwan not to compete with the Company for a period of 3 years after the date of termination of the Agreement.

         Stock Option Plan

         A total of 300,000 shares of Common Stock are reserved for issuance under the Stock Option Plan. No options have yet been granted. The plan provides for the award of options, which may either be incentive stock options ("ISOs") within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code") or non-qualified options ("NQOs") which are not subject to special tax treatment under the Code. The Plan is administered by the Board or a committee appointed by the Board (the "Administrator"). Officers, directors, and employees of, and consultants to, the Company or any parent or subsidiary corporation selected by the Administrator are eligible to receive options under the plan. Subject to certain restrictions, the Administrator is authorized to designate the number of shares to be covered by each award, the terms of the award, the date on which and the rates at which options or other awards may be exercised, the method of payment and other terms.

         The exercise price for ISOs cannot be less than the fair market value of the stock subject to the option on the grant date (110% of such fair market value in the case of ISOs granted to a stockholder who owns more than 10% of the Company's Common Stock). The exercise price of a NQO shall be fixed by the Administrator at whatever price the Administrator may determine in good faith. Unless the Administrator determines otherwise, options generally have a 10-year term (or five years in the case of ISOs granted to a participant owning more than 10% of the total voting power of the Company's capital stock). Unless the Administrator provides otherwise, options terminate upon the termination of a participant's employment, except that the participant may exercise an option to the extent it was exercisable on the date of termination for a period of time after termination.

         Generally, awards must be exercised by cash payment to the Company of the exercise price. However, the Administrator may allow a participant to pay all or a portion of the exercise price by means of a promissory note, stock or other lawful consideration. The Plan also allows the Administrator to provide for withholding and employment taxes payable by a participant to the Company upon exercise of the award.

         In the event of any change in the outstanding shares of Common Stock by reason of any reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend or similar change in the corporate structure, the aggregate number of shares of Common Stock underlying any outstanding options may be equitably adjusted by the Administrator in its sole discretion.

         The Company has agreed that for a 18-month period commencing on the date this Prospectus that it will not, without the consent of the Underwriter, adopt or propose to adopt any plan or arrangement permitting the grant, issue or sale of any shares of its securities or issue, sell or offer for sale any of its securities, or grant any options for its securities, except for options to purchase up to an aggregate of 300,000 shares of Common Stock which shall have an exercise price per share no less than the greater of (a) the initial public offering price of the Units set forth herein and (b) the fair market value of the Common Stock on the date of grant. No option or other right to acquire Common Stock granted, issued or sold during this period shall permit (a) the payment with any form of consideration other than cash, (b) payment of less than the full purchase price or exercise price for such shares of Common Stock or other securities of the Company on or before the date of issuance, or (c) the existence of stock appreciation rights, phantom options or similar arrangements.

         Limitation of Liability and Indemnification. As permitted by the Delaware General Corporation Law ("DGCL"), the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, as provided in Section 174 of the DGCL, or
(iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision in the Company's Certificate of
Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in the situations described in (i) through (iv) above. This provision does not limit nor eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

         The Certificate of Incorporation and the by-laws of the Company provide that the Company is permitted to indemnify its officers and directors, employees and agents under certain circumstances. In addition, if permitted by law, the Company is permitted to advance expenses to its officers and directors as incurred in connection with proceedings against them in their capacity as a director or officer for which they may be indemnified upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. The Company believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission ("Commission"), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information with respect to the beneficial ownership of the Company's capital stock, as of the date of this Prospectus by (i) each stockholder who is known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock or Class B Common Stock, (ii) each director and executive officer of the Company who owns any shares of Common Stock or Class B Common Stock, and (iii) all executive officers and directors as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the shares listed below have sole investment and voting power with respect to such shares.

                             Shares of Class B          Shares of Common
                              Common Stock              Stock Beneficially          Percent of Common Stock(4)
Name and Address(1)       Beneficially Owned(2)(3)           Owned(2)           Prior to Offering   After Offering
-------------------       ------------------------           --------           -----------------   --------------
Stephen M. Merrick                 219,781                  318,807(5)                23.55              14.88


John H. Schwan                     329,670                  189,103(6)                22.57              14.29


Howard W. Schwan                   164,835                   92,949(7)                11.70               7.29


John C. Davis                       -----                   464,281(8)                21.52              13.30


Sharon Konny                        -----                   ------                  ------              ------


Brent Anderson                      -----                   ------                  ------              ------


Stanley M. Brown
747 Glenn Avenue
Wheeling, IL                        -----                   ------                  ------               ------

Frances Ann Rohlen
c/o Cheshire Partners
1504 Wells
Chicago, IL 60610                  274,725                  ------                    13.03                7.98



Philip W. Colburn                  109,890                  118,267(9)                10.82                6.63


All directors and
executive officers as
a group (7 persons)                714,286                1,065,140                   67.99               45.04


------------------

         (1 Except as otherwise indicated, the address of each stockholder listed above is c/o CTI Industries Corporation, 22160 North Pepper Road, Barrington, Illinois 60010.

         (2) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant or right. Shares of Common Stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, warrants or rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.


                        Footnotes continued on next page




                                       40



         (3) Figures below represent all Class B Common Stock outstanding. Beneficial ownership of shares of Class B Common Stock for Messrs. Merrick, John Schwan, Howard Schwan and Ms. Rohlen include indirect ownership of such shares through CTI Investors, L.L.C. See "Certain Transactions."

         (4) Assumes conversion of all shares of Class B Common Stock into shares of Common Stock.

         (5)Includes warrants to purchase up to 76,923 shares of Common Stock at $.91 per share and warrants to purchase up to 100,961 shares of Common Stock at $3.12 per share.

         (6)Includes warrants to purchase up to 76,923 shares of Common Stock at $.91 per share and warrants to purchase up to 112,180 shares of Common Stock at $3.12 per share.

         (7)Includes warrants to purchase up to 76,923 shares of Common Stock at $.91 per share and warrants to purchase up to 16,026 shares of Common Stock at $3.12 per share.

         (8)Includes warrants to purchase up to 48,077 shares of Common Stock at $3.12 per share, and 230,769 shares of Common Stock subject to redemption by the Company. See "Certain Transactions."

         (9)Includes shares held by immediate family members.


                              CERTAIN TRANSACTIONS

         In March 1996, the Company entered into a Stock Redemption Agreement with John C. Davis which was subsequently amended June 27, 1997. Under the amended Stock Redemption Agreement the Company has the right but not the obligation to redeem up to 333,333 shares of Common Stock owned by Mr. Davis at the price of $1.95 per share at any time through January 31, 1998. Commencing March 1, 1998 through February 28, 2000, the Company is obligated to pay to Mr. Davis, for the redemption of shares at $1.95 per share (i) an amount equal to 2% of the Company's pretax profits each fiscal quarter (beginning with the quarter ended February 28, 1998) and (ii) an amount equal to 2% (but not to exceed $8,000) of the amount by which latex and mylar balloon revenues exceed $1.3 million in any month. The Company also has the right to redeem additional shares of Common Stock from Mr. Davis during this period at $1.95 per share, provided that the total number of shares subject to redemption under the Stock Redemption Agreement does not exceed 333,333. As of the date of this Offering 102,564 shares of Common Stock have been redeemed pursuant to the Stock Redemption Agreement.

         In March and May of 1996, a group of investors made an equity investment of $1,000,000 in the Company in return for 1,098,901 shares of Preferred Stock, $.91 par value. Each share of Preferred Stock was entitled to an annual cumulative dividend of 13% of the purchase price, and was convertible into one share of Common Stock. The shares of Preferred Stock, voting separately as a class, were entitled to elect four of the Company's directors. CTI Investors, L.L.C., an Illinois limited liability company, invested $900,000 in the shares of Preferred Stock. Members of CTI Investors, L.L.C. include Howard
W. Schwan, John H. Schwan and Stephen M. Merrick, members of management, and Frances Ann Rohlen. See "Management."

         In July, 1997, the shares of Preferred Stock were converted into shares of Class B Common Stock in connection with the recapitalization of the Company. See "The Company--Recapitalization" and "Principal Shareholders."

         In December, 1996, Howard W. Schwan, John H. Schwan and Stephen M. Merrick were each issued warrants to purchase 76,923 shares of the Company's Common Stock at an exercise price of $.91 per share in consideration of their facilitating and guaranteeing a bank loan to the Company in the amount of $6.3 million. The warrants have a term of six years. See "Management's Discussion and Analysis of Financial Condition and Results of Operation."

         In June, 1997, the Company issued in a private placement notes in the principal amount of $865,000, together with warrants to purchase up to 277,244 shares of the Company's Common Stock at an exercise price of $3.12 per share.
The warrants have a term of five years. Howard W. Schwan, John H. Schwan, Stephen M. Merrick and John C. Davis, members of management, purchased $50,000, $350,000 and $300,000 and $150,000, respectively, of the notes and warrants. Mr. John Schwan and Mr. Merrick applied advances of $200,000 each, made to the Company in January, 1997, toward the purchase of notes and warrants. See "Risk Factors--Related Party Transactions; Potential Conflicts of Interest."

         Stephen M. Merrick, Chief Executive Officer of the Company, is a principal of the law firm of Fishman Merrick Miller Genelly Springer Klimek & Anderson, P.C. which serves as general counsel of the Company. Fishman Merrick Miller Genelly Springer Klimek & Anderson, P.C. will pass on the validity of the Units in the Offering. In addition, Mr. Merrick owns 219,781 shares of Class B Common Stock, 140,923 shares of Common Stock, warrants to purchase 76,923 shares of Common Stock at $.91 per share, and warrants to purchase 100,961 shares of Common Stock at 3.12 per share. Other members of the firm of Fishman Merrick Miller Genelly Springer Klimek & Anderson, P.C. own an aggregate of 53,561 shares of Common Stock. See "Legal Matters."

         John H. Schwan is the president and shareholder of Packaging Systems, Inc. and affiliated companies. The Company made purchases of packaging materials from these entities in the amount of $1,106,649 during the year ended October 31, 1996 and $145,267 for the six months ended April 30, 1997.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 11,000,000 shares of Common Stock, $.065 par value, and 1,100,000 shares of Class B Common Stock, $.91 par value and 2,000,000 shares of Preferred Stock, $.91 par value. On the date of this Prospectus, after giving effect to the recapitalization and the conversion, the Company has outstanding 1,010,202 shares of Common Stock held of record by over 20 stockholders and 1,098,901 shares of Class B Common Stock held of record by 2 stockholders. All outstanding shares of capital stock of the Company are fully paid and non-assessable.

Common Stock and Class B Common Stock

         The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock will vote together with holders of Class B Common Stock, on a one vote for each share basis, on all matters submitted to a vote of stockholders except the election of directors. Holders of Common Stock and Class B Common Stock shall share equally, on a per share basis, in all dividends declared by the Company and will participate equally in the proceeds of dissolution of the Company, on a per share basis.

         Holders of Class B Common Stock, voting separately as a class, have the right to elect four of the Company's seven directors, and will vote together with holders of Common Stock, as a class, on the election of the remaining three directors. Neither the Common Stock or Class B Common Stock possess cumulative voting rights or preemptive rights. Holders of Class B Common Stock have the right to convert their shares into shares of Common Stock, on a share for share basis at any time, and such shares will automatically convert on July 23, 2002.

The Units

         Each Unit consists of one share of Common Stock and one Redeemable Warrant, which entitles the registered holder thereof to purchase one share of Common Stock at an initial exercise price of $____ [150% of the initial public offering price per Unit] per share, subject to adjustment. The shares of Common Stock and Redeemable Warrants comprising the Units will be detachable and separately tradeable upon issuance. The Company and the Underwriter may jointly determine, based upon market conditions, to delist the Units upon the expiration of the 30-day period commencing on the date of this Prospectus.

The Redeemable Warrants

         The Redeemable Warrants will be issued under and subject to the terms of a Warrant Agreement (the "Warrant Agreement") dated as of the date hereof between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the "Warrant Agent"). Set forth below is a summary of certain provisions of the Warrant Agreement. Such summary does not purport to be complete and is subject to and qualified in its entirety by reference to all of the provisions of the Warrant Agreement. A copy of the Warrant Agreement is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

         General. Each Redeemable Warrant entitles the registered holder thereof to purchase one share of Common Stock at an initial exercise price of $____ [150% of the initial public offering price per Unit] per share, subject to adjustment, at any time following the date of issuance until 5:00 p.m. New York time, on ______, 2002 [60 months from the date of the Prospectus] (the "Expiration Date"), unless previously redeemed. Each Redeemable Warrant will be issued in registered form and will be transferable from and after the date of issuance and prior to the Expiration Date. Warrantholders are not entitled, by virtue of being Warrantholders, to receive dividends or to vote at or receive notice of any meeting of stockholders or to exercise any other rights whatsoever as stockholders of the Company. Commencing ________, 1998 [12 months from the date of the Prospectus], the Company will have the right to redeem all, but not less than all, of the Redeemable Warrants at a price of $.05 per Redeemable Warrant on 30 days' prior written notice, provided that the Company shall have obtained the written consent of Joseph Stevens & Company, Inc. (the "Underwriter"), and the average closing bid price of the Common Stock equals or exceeds 150% of the then exercise price per share, subject to adjustment, for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption.

         Adjustments. The exercise price of the Redeemable Warrants and the number of shares of Common Stock issuable upon exercise thereof are subject to adjustment in certain events, including stock splits or combinations, stock dividends, or through a recapitalization resulting from a stock split or combination. The remaining shares of Common Stock issuable upon exercise of the Redeemable Warrant and the purchase price thereof will be appropriately adjusted by the Company.

         Amendments. The Board of Directors of the Company, in its discretion, may amend the terms of the Redeemable Warrants to, among other things, reduce the exercise price; provided, however, that no amendment adversely affecting the rights of the holders of the Redeemable Warrants may be made without the approval of the holders of not less than a majority of the Redeemable Warrants then outstanding.

         Exercise of Redeemable Warrants. The Redeemable Warrants may be exercised by surrendering to the Warrant Agent the warrant certificate evidencing the Warrant, duly executed by the Warrantholder or his duly authorized agent and indicating such Warrantholder's election to exercise all or a portion of the Redeemable Warrants evidenced by such warrant certificate. Surrendered warrant certificates must be accompanied by payment of the aggregate exercise price of the Redeemable Warrants to be exercised, which payment may be made, at the Warrantholder's election, in cash or by delivery of a cashier's or certified check or any combination of the foregoing. A current Prospectus must be in effect in order for holders of Redeemable Warrants to exercise such Redeemable Warrants. Pursuant to the terms of the Warrant Agreement, the Company has agreed to maintain a current Prospectus in effect until the Expiration Date, subject to certain exceptions.

         Upon receipt of duly executed Redeemable Warrants and payment of the exercise price, the Company shall issue and cause to be delivered, to or upon the written order of exercising Warrantholders, certificates representing the number of shares of Common Stock so purchased, if fewer than all of the Redeemable Warrants evidenced by any warrant certificate are exercised, a new warrant certificate evidencing the Redeemable Warrants remaining unexercised will be issued to the Warrantholder.

         The Company has authorized and will reserve for issuance a number of shares of Common Stock sufficient to provide for the exercise of all Redeemable Warrants. When delivered in accordance with the Warrant Agreement, such shares will be fully paid and non-assessable.

The Preferred Stock

         The Preferred Stock may be issued in one or more series at such times and for such consideration as shall be authorized from time to time by the Board of Directors.

Transfer Agent and Registrar

         The transfer agent and registrar for the Common Stock of the Company is Continental Stock Transfer & Trust Company, New York, New York.

                       SECURITIES ELIGIBLE FOR FUTURE SALE

         Upon completion of this Offering, the Company will have outstanding an aggregate of 2,343,535 shares of Common Stock and 1,098,901 shares of Class B Common Stock assuming (i) the issuance by the Company of 1,333,333 shares of Common Stock included in the Units offered hereby, (ii) no issuance of shares of Common Stock underlying the Redeemable Warrants, Underwriter's Warrants or relating to other outstanding warrants to purchase Common Stock, (iii) no exercise of outstanding options to purchase Common Stock and (iv) no conversion of the Class B Common Stock. Of these shares, the 1,333,333 shares included in the Units will be freely tradeable without restriction or further registration under the Securities Act, except for shares held by Affiliates of the Company (whose sales would be subject to certain limitations and restrictions described below) and the regulations promulgated thereunder).

         The remaining shares were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act. Most of these shares will be eligible for sale in the public market under Rule 144; however, all of these shares are subject to lock-up agreements whereby such securities cannot be sold for a period of 18 months from the date of this Prospectus, unless released therefrom by the Underwriter.

         The Redeemable Warrants underlying the Units offered hereby and the shares of Common Stock underlying such Redeemable Warrants, upon exercise thereof, will be freely tradeable without restriction under the Securities Act, except for any Redeemable Warrants or shares of Common Stock purchased by an Affiliate, which will be subject to the resale limitation of Rule 144 under the Securities Act.

         In addition, without the consent of the Underwriter, the Company has agreed not to sell or offer for sale any of its securities during the Lock-up Period, except pursuant to outstanding options and warrants and pursuant to the Company's existing option plans.

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144 without regard to the requirements described above. To the extent that shares were acquired from an Affiliate of the Company, such stockholder's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the Affiliate.

         Sales of a substantial amount of Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities.

                                  UNDERWRITING

         Joseph Stevens & Company, Inc. (the "Underwriter") has entered into an Underwriting Agreement with the Company pursuant to which, and subject to the terms and conditions thereof, it has agreed to purchase from the Company, and the Company has agreed to sell to the Underwriter, on a firm commitment basis, all of the Units offered by the Company hereby.

         The Company has been advised by the Underwriter that the Underwriter initially proposes to offer the Units to the public at the public offering price set forth on the cover page of this Prospectus and that the Underwriter may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") concessions not in excess of $____ per Unit, of which amount a sum not in excess of $__________ per Unit may in turn be reallowed by such dealers to other dealers. After the commencement of the Offering, the public offering price, concessions and reallowances may be changed. The Underwriter has informed the Company that it does not expect sales to discretionary accounts by the Underwriter to exceed five percent of the securities offered by the Company hereby.

         The Company has granted to Underwriter an option, exercisable within 45 days of the date of this Prospectus, to purchase from the Company at the offering price, less underwriting discounts and the non-accountable expense allowance, all or part of an additional 199,999 Units on the same terms and conditions of the Offering for the sole purpose of covering over-allotments, if any.

         The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act. The Company has agreed to pay to the Underwriter a non-accountable expense allowance equal to three percent (3%) of the gross proceeds derived from the sale of the Units underwritten, $30,000 of which has been paid to date.

         Upon the exercise of any Redeemable Warrants more than one year after the date of this Prospectus, which exercise was solicited by the Underwriter, and to the extent not inconsistent with the guidelines of the NASD and the Rules and Regulations of the Commission, the Company has agreed to pay the Underwriter a commission which shall not exceed five percent (5%) of the aggregate exercise price of such Redeemable Warrants in connection with bona fide services provided by the Underwriter relating to any warrant solicitation. In addition, the individual must designate the firm entitled to such warrant solicitation fee. However, no compensation will be paid to the Underwriter in connection with the exercise of the Redeemable Warrants if (a) the market price of the Common Stock is lower than the exercise price of the Redeemable Warrants, (b) the Redeemable Warrants were held in a discretionary account or (c) the Redeemable Warrants are exercised in an unsolicited transaction. Unless granted an exemption by the Commission from its Rule 101 under Regulation M promulgated under the Exchange Act, the Underwriter will be prohibited from engaging in any market-making activities with regard to the Company's securities for the periods prescribed by exemption (xi) to Rule 101 prior to any solicitation of the exercise of the Redeemable Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right the Underwriter may have to receive a fee. As a result, the Underwriter may be unable to continue to provide a market for the Company's Units, Common Stock or Redeemable Warrants during certain periods while the Redeemable Warrants are exercisable. If the Underwriter has engaged in any of the activities prohibited by Rule 101 under Regulation M during the periods described above, the Underwriter undertakes to waive unconditionally its rights to receive a commission on the exercise of such Redeemable Warrants.

         In connection with this Offering, the Underwriter and certain selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Units, the Common Stock and/or Redeemable Warrants (the "Securities"). Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing their respective market prices. The Underwriter also may create a short position for the account of the Underwriter by selling more Securities in connection with the Offering than it is committed to purchase from the Company, and in such case may purchase Securities in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriter may also cover all or a portion of such short position, up to 199,999 Units, by exercising the Over-Allotment Option. In addition, the Underwriter may impose "penalty bids" under contractual arrangements whereby it may reclaim from a dealer participating in the Offering for the account of the Underwriter, the selling concession with respect to Securities that are distributed in the Offering but subsequently purchased for the account of the Underwriter in the open market. Any of the transactions described in this paragraph may result in the maintenance of the prices of the Securities at levels above that which might otherwise prevail in the open market. None of the transactions described in the paragraph is required, and, if they are undertaken, they may be discontinued at any time.

         All of the holders of the issued and outstanding shares of Common Stock and Class B Common Stock prior to the Offering have agreed (i) not to, directly or indirectly, issue, offer to sell, sell, grant an option for the sale of, transfer, pledge, assign, hypothecate, or otherwise encumber or dispose of (collectively, "Transfer"), any securities issued by the Company, including shares of Common Stock and Class B Common Stock or securities convertible into or exchangeable or exercisable for or evidencing any right to purchase or subscribe for any shares of Common Stock or Class B Common Stock for a period of eighteen (18) months from the effective date of the Registration Statement (the "Lock-Up Period"), without the prior written consent of the Underwriter, except in a private transaction where the transferee agrees to such restrictions, and
(ii) that, for twenty-four (24) months following the effective date of the Registration Statement, any public sales of the Company's securities shall be made through the Underwriter in accordance with its customary brokerage practices either on a principal or agency basis. An appropriate legend shall be marked on the face of certificates representing all such securities.

         In connection with the Offering, the Company has agreed to issue and sell to the Underwriter and/or its designees, at the closing of the proposed underwriting, for nominal consideration, five (5) year Underwriter's Warrants (the "Underwriter Warrants") to purchase 133,333 Units. The Underwriter's Warrants are exercisable at any time during a period of four (4) years commencing at the beginning of the second year after their issuance and sale at a price of $__________ [120% of the offering price of the Units] per Unit. The shares of Common Stock, Redeemable Warrants, and shares of Common Stock underlying the Redeemable Warrants issuable upon the exercise of the Underwriter's Warrant are identical to those offered to the public. The Underwriter's Warrants contain anti-dilution provisions providing for adjustment of the number of warrants and exercise price under certain circumstances. The Underwriter's Warrants grant to the holders thereof and to the holders of the underlying securities certain rights of registration of the securities underlying the Underwriter's Warrants.

         The Company has also agreed that for five (5) years from the effective date of the Registration Statement, the Underwriter may designate one person for election to the Company's Board of Directors (the "Designation Right"). In the event that the Underwriter elects not to exercise its Designation Right, then it may designate one person to attend all meetings of the Company's Board of Directors for a period of five (5) years. The Company has agreed to reimburse the Underwriter's designee for all out-of-pocket expenses incurred in connection with the designee's attendance at meetings of the Board of Directors. The Company has also agreed to retain the Underwriter as the Company's financial consultant for a period of twenty-four (24) months from the date hereof and to pay the Underwriter a monthly retainer of $2,000, all of which is payable in advance on the closing date set forth in the Underwriting Agreement. The Underwriting Agreement also provides that the Underwriter has a right of first refusal for a period of two years from the date of this Prospectus with respect to any sales of securities by the Company or any of its present or future subsidiaries.

         Prior to this Offering, there has been no public market for the Units, the Common Stock, or the Redeemable Warrants. Accordingly, the initial public offering price of the Units and the terms of the Redeemable Warrants were determined by negotiation between the Company and the Underwriter. Among the factors considered in determining such prices and terms, in addition to the prevailing market conditions, included the history of and the prospects for the industry in which the Company competes, the market price of the Common Stock, an assessment of the Company's management, the prospects of the Company, its capital structure and such other factors that were deemed relevant. The offering price does not necessarily bear any relationship to the assets, results of operations or net worth of the Company.

         The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement which are filed as exhibits to the Registration Statement. See "Additional Information."

                                  LEGAL MATTERS

         The validity of the Units offered hereby have been passed upon for the Company by Fishman Merrick Miller Genelly Springer Klimek & Anderson, P.C., Chicago, Illinois. Stephen M. Merrick, Chief Executive Officer, and a principal shareholder, of the Company, is a principal of Fishman Merrick Miller Genelly Springer Klimek & Anderson, P.C. and members of the firm also have an equity ownership in the Company. See "Certain Transactions" and "Risk Factors--Related Party Transactions; Potential Conflicts of Interests." Orrick, Herrington & Sutcliffe LLP, New York, New York, has acted as counsel for the Underwriter in connection with the Offering.

                                     EXPERTS

         The balance sheets as of October 31, 1996, and the consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended October 31, 1996, included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                        CHANGE IN INDEPENDENT ACCOUNTANTS

         In 1996, the Company voluntarily changed its independent accountants from Detterbeck & Associates, Ltd. ("Detterbeck") to Jacobson, Scott, Gordon & Horewitch ("JSG&H"). This change was approved by the Company's Board of Directors. Detterbeck had been retained to audit the Company's financial statements as of and for the year ended October 31, 1995. The report of Detterbeck for the year ended October 31, 1995, which is not included herein, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or application of accounting principles. During the year ended October 31, 1995 and through the date of replacement, there were no disagreements with Detterbeck on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

         In 1997, the Company voluntarily changed its independent accountants from JSG&H to Coopers & Lybrand L.L.P. This change was approved by the Company's Board of Directors. The financial statements for each of the years in the two year period ended October 31, 1996, were audited by Coopers & Lybrand L.L.P. JSG&H had been retained to audit the Company's financial statements as of and for the year ended October 31, 1996. The report of JSG&H for the year ended October 31, 1996, which is not included herein, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or application of accounting principles. During the year ended October 31, 1996 and through the date of replacement, there were no disagreements with JSG&H on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.


                              AVAILABLE INFORMATION

         The Company has filed with the Commission a Registration Statement on Form SB-2, including amendments thereto, relating to the Units offered hereby, the Common Stock and Redeemable Warrants included therein and the Common Stock underlying the Redeemable Warrants. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete; however, all material information with respect to such contracts and documents are disclosed in this Prospectus. In each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

         For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and at Citicorp Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. As a result of the Offering, the Company will be subject to the informational requirements of the Exchange Act. So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will furnish holders of the Units, the Common Stock and the Redeemable Warrants with annual reports containing, among other information, audited financial statements certified by an independent accounting firm. The Company also intends to furnish such other reports as it may determine or as may be required by law.



No  underwriter,  dealer,  sales  representative  or any other  person  has been authorized to give any  information  or to make any  representations  other than those contained in this  Prospectus  and, if given or made, such  information or
representations must not be relied upon as having been authorized by the Company                       [LOGO]
or the  Underwriter.  Neither the delivery of this  Prospectus nor any sale made hereunder shall, under any circumstances,  create any implication that there has been no change in the affairs of the  Company  since the date hereof or that the information  contained  herein is correct as of any date  subsequent to the date
hereof.  This  Prospectus does not constitute an offer to sell or a solicitation             CTI INDUSTRIES CORPORATION
of an offer to buy any securities  offered hereby by anyone in any  jurisdiction in which such offer or  solicitation  is not  authorized  or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


                           TABLE OF CONTENTS                                                       1,333,333 Units
                                                                      Page
                                                                      ----                      Each Unit Consisting
Prospectus Summary...................................                   3                                of
Risk Factors.........................................                   8                     One Share of Common Stock
The Company..........................................                  14                                and
Use of Proceeds......................................                  15                      One Redeemable Warrant
Dividend Policy......................................                  16
Capitalization.......................................                  17
Dilution.............................................                  18
Selected Financial Data..............................                  20
Management's Discussion and Analysis of
   Financial Condition
   and Results of Operations.........................                  22
Business.............................................                  26
Management...........................................                  35
Principal Stockholders...............................                  40                             PROSPECTUS
Certain Transactions.................................                  42
Description of Capital Stock.........................                  43
Securities Eligible for Future Sale..................                  45
Underwriting.........................................                  46
Legal Matters........................................                  48
Experts..............................................                  48
Change in Independent Accountants....................                  48
Available Information................................                  49                     JOSEPH STEVENS & COMPANY, INC.
Index to Financial Statements........................                 F-1

                                                                                                           , 1997

         Until ________, 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligations of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 CTI INDUSTRIES CORPORATION AND SUBSIDIARY
              REPORT ON AUDIT OF CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED OCTOBER 31, 1995 AND 1996
          AND THE SIX MONTHS ENDED APRIL 30, 1996 AND 1997 (unaudited)

CTI Industries Corporation and Subsidiary

Table of Contents

                                                                      Page(s)

  Report of Independent Accountants                                      F-1

  Consolidated Financial Statements:
    Consolidated Balance Sheets as of October 31, 1996
      and April 30, 1997 (unaudited)                                     F-2

    Consolidated Statements of Operations for the
      years ended October 31, 1995 and 1996
      and the six months ended
      April 30, 1996 and 1997 (unaudited)                                F-3

    Consolidated Statements of Stockholders' Equity
      for the years ended October 31, 1995 and 1996                      F-4

    Consolidated Statements of Cash Flows for the years
      ended October 31, 1995 and 1996 and the six months
      ended April 30, 1996 and 1997 (unaudited)                          F-5

    Notes to Consolidated Financial Statements                        F-6 - F-19

Report of Independent Accountants


To the Board of Directors of
CTI Industries Corporation

We have audited the accompanying consolidated balance sheet of CTI Industries Corporation and subsidiary as of October 31, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended October 31, 1995 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CTI Industries Corporation and subsidiary as of October 31,1996, and the results of its operations, stockholders' equity and its cash flows for the years ended October 31,1995 and 1996 in conformity with generally accepted accounting principles.




Chicago, Illinois
July 22, 1997

CTI Industries Corporation and Subsidiary

Consolidated Balance Sheet

                                                                               October 31,                  April 30, 1997
          ASSETS                                                                  1996                Actual            Pro Forma
                                                                                                              (unaudited)
Current Assets:
  Cash                                                                       $    130,818        $      --
  Accounts receivable (less allowance
    for doubtful accounts of $ 129,998 at
    October 31, 1996 and $ 126,313 at April 30, 1997)                           1,665,097            2,679,461
  Inventories                                                                   4,582,593            4,701,640
  Other                                                                           218,879              306,243
                                                                             ------------         ------------
          Total current assets                                                  6,597,387            7,687,344
                                                                             ------------         ------------
Property and equipment:
  Machinery and equipment                                                       6,352,054            6,436,719
  Building                                                                      2,168,563            2,168,563
  Office furniture and equipment                                                1,082,665            1,263,115
  Land                                                                            250,000              250,000
  Leasehold improvements                                                          147,128              147,128
                                                                             ------------         ------------
                                                                               10,000,410           10,265,525
  Less: accumulated depreciation                                               (6,418,486)          (6,546,714)
                                                                             ------------         ------------
          Total property and equipment, net                                     3,581,924            3,718,811
                                                                             ------------         ------------
Other assets:
  Deferred financing costs, net                                                   106,224               81,847
  Investment in joint venture                                                        --                 34,575
                                                                             ------------         ------------
                                                                                  106,224              116,422
                                                                             ------------         ------------
          Total assets                                                       $ 10,285,535         $ 11,522,577
                                                                             ============         ============
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                           $  2,755,700         $  2,377,383
  Line of credit                                                                2,058,816            2,942,683
  Stock redemption contract payable - current portion                             100,000               75,101
  Advances from related parties                                                      --                375,600
  Notes payable, current portion                                                  402,798              403,914
  Accrued liabilities                                                             932,575            1,022,687
                                                                             ------------         ------------
          Total current liabilities                                             6,249,889            7,197,368
                                                                             ------------         ------------
  Stock redemption contract payable                                                47,908                 --
  Notes payable                                                                 3,056,923            2,872,953
                                                                             ------------         ------------
          Total long-term liabilities                                           3,104,831            2,872,953
                                                                             ------------         ------------
Redeemable common stock                                                           450,000              450,000

Stockholders' equity:
  Convertible  Preferred stock - $.91 par value,
    2,000,000 shares authorized, 1,098,901 shares
    issued and outstanding, including accumulated
    dividends of $27,625 (October 31, 1996)
    and $43,875 (April 30, 1997)                                                1,027,625            1,043,875      $       --
  Common stock - $.065 par value, 11,000,000 shares
    authorized, 1,131,507 (October 31, 1996) and 1,154,585
    (April 30, 1997) shares issued, 987,125 (October 31, 1996)
    and 1,010,202 (April 30, 1997) shares outstanding                              73,548               75,048            75,048
  Class B Common stock - $.91 par value,
     1,100,000 shares authorized, 1,098,901 shares outstanding                       --                   --           1,000,000
  Paid-in-capital                                                                 230,348              248,348           248,348
  Retained earnings                                                               137,194              462,885           462,885
  Less:
    Treasury stock - 144,382 shares at cost                                      (370,700)            (370,700)         (370,700)
    Redeemable common stock                                                      (450,000)            (450,000)         (450,000)
    Stock subscription receivable                                                (167,200)              (7,200)           (7,200)
                                                                             ------------         ------------      ------------
          Total stockholders' equity                                              480,815            1,002,256      $    958,381
                                                                             ------------         ------------      ============
          Total liabilities and stockholders' equity                         $ 10,285,535         $ 11,522,577
                                                                             ============         ============

The accompanying notes are an integral part of these consolidated financial statements.

  CTI Industries Corporation and Subsidiary

  Consolidated Statements of Operations

                                                                    Years Ended                       Six Months Ended
                                                           ---------------------------         ---------------------------
                                                                     October 31,                         April 30,
                                                                1995            1996                1996            1997
                                                                                                        (unaudited)

Net sales                                                  $ 22,783,780    $ 13,910,104        $  7,883,675    $  8,736,121
Cost of sales                                                15,077,979       8,558,053           4,798,353       5,384,031
                                                           ------------    ------------        ------------    ------------
          Gross profit on sales                               7,705,801       5,352,051           3,085,322       3,352,090
                                                           ------------    ------------        ------------    ------------
Operating expenses:
  Administrative                                              2,899,640       2,054,780           1,196,072         900,385
  Selling                                                     3,770,462       2,387,027           1,332,154       1,363,865
  Advertising and marketing                                   2,356,255         592,309             340,530         468,344
  Plant shutdown expense                                        850,000            --                  --              --
                                                           ------------    ------------        ------------    ------------
          Total operating expenses                            9,876,357       5,034,116           2,868,756       2,732,594
                                                           ------------    ------------        ------------    ------------
Income (loss) from operations                                (2,170,556)        317,935             216,566         619,496
                                                           ------------    ------------        ------------    ------------
Other income (expense):
  Interest expense                                             (799,839)       (553,027)           (317,185)       (303,942)
  Other                                                         125,516          57,986              32,081          75,137
  Loss on disposition of latex equipment                       (822,439)           --                  --              --
                                                           ------------    ------------        ------------    ------------
          Total other expense                                (1,496,762)       (495,041)           (285,104)       (228,805)
                                                           ------------    ------------        ------------    ------------
Income (loss) before income taxes                            (3,667,318)       (177,106)            (68,538)        390,691
Income tax expense (benefit)                                   (774,143)          5,934                --              --
                                                           ------------    ------------        ------------    ------------
          Net income (loss)                                  (2,893,175)       (183,040)            (68,538)        390,691

Dividends applicable to convertible
    preferred stock                                                --           (74,211)            (10,294)        (65,000)
                                                           ------------    ------------        ------------    ------------
Income(loss)applicable to common shares                    $ (2,893,175)   $   (257,251)       $    (78,832)   $    325,691
                                                           ============    ============        ============    ============
Net Income (loss) per common and common
    equivalent shares                                      $      (2.14)   $      (0.20)       $      (0.06)   $       0.26
                                                           ============    ============        ============    ============

Weighted average number of common and
    common equivalent shares outstanding                      1,353,384       1,290,267           1,324,080       1,254,124
                                                           ============    ============        ============    ============




The accompanying notes are an integral part of these consolidated financial statements.

  CTI Industries Corporation and Subsidiary

  Consolidated Statements of Stockholders' Equity for the years ended October 31, 1995 and 1996



                                                                                                   Less
                                                                                  ---------------------------------------
                        Common Stock            Preferred Stock       Retained      Treasury Stock Redeemable   Stock
                     ----------------- Paid-In  -----------------                 ---------------    Common  Subscription
                      Shares    Amount Capital   Shares    Amount     Earnings     Shares   Amount    Stock    Receivable    Total

Balance,
 October 31, 1994    1,131,507 $73,548 $230,348                       $3,287,620   41,818  $170,700           $126,450  $ 3,294,366
  Net loss                                                            (2,893,175)                                        (2,893,175)
                     ---------  ------ --------                        ---------  -------  --------            --------   --------

Balance,
 October 31, 1995    1,131,507  73,548  230,348                          394,445   41,818   170,700            126,450      401,191
  Payment on stock
    subscription
    receivable                                                                                                (119,250)     119,250
  Preferred stock
    subscription
    receivable                                                                                                 160,000     (160,000)
  Issuance of
    preferred stock                              1,098,901 $1,000,000                                                     1,000,000
  Accumulated
    preferred stock
    dividends                                                  27,625                                                        27,625
  Redeemable
   common stock                                                                                      $450,000              (450,000)
  Acquisition of
    treasury stock                                                                102,564   200,000                        (200,000)
  Net loss                                                              (183,040)                                          (183,040)
  Preferred
   dividends                                                             (74,211)                                           (74,211)
                     ---------  ------ --------  --------- ----------  ---------  -------  --------  -------- --------     --------
Balance,
 October 31, 1996    1,131,507  73,548 $230,348  1,098,901 $1,027,625  $ 137,194  144,382  $370,700  $450,000 $167,200     $480,815
                     =========  ====== ========  ========= ==========  =========  =======  ========  ======== ========     ========





The accompanying notes are an integral part of these consolidated financial statements.

  CTI Industries Corporation and Subsidiary

  Consolidated Statements of Cash Flows

                                                                          Years Ended                Six Months Ended
                                                                  -------------------------     --------------------------
                                                                           October 31,                    April 30,
                                                                       1995           1996            1996          1997
                                                                                                          (unaudited)


Cash flows from operating activities:
  Net income (loss)                                               $(2,893,175)   $  (183,040)   $   (68,538)   $   390,691
    Adjustments to reconcile net loss to cash provided
      by (used in) operating activities:
        Depreciation and amortization                                 755,638        371,893        274,332        230,702
        Gain on sale of property and equipment                         (8,500)       (20,712)       (20,437)       (42,942)
        Loss on disposition of latex equipment                        822,439           --             --             --
        Provision for losses on accounts receivable
          and inventory                                               150,000        255,738         84,262         72,600
        Deferred income taxes                                        (211,300)          --             --             --
        Change in assets and liabilities:
          Accounts receivable                                       1,136,740      1,006,439        546,945     (1,022,464)
          Inventories                                                 902,389        486,483      1,195,556       (183,547)
          Other assets                                                361,195        (12,526)        41,442        (87,364)
          Accounts payable and accrued expenses                      (474,072)    (1,064,584)      (777,867)      (268,704)
                                                                  -----------     ----------    -----------    -----------
               Net cash provided by (used in)
                    operating activities                              541,354        839,691      1,275,695       (911,028)
                                                                  -----------     ----------    -----------    -----------
Cash flows from investing activities:
  Proceeds from sale of property and equipment                          8,500         45,415         21,452          2,942
  Purchases of property and equipment                                (478,637)      (495,880)      (256,990)      (343,193)
  Cash surrender value - officers' life insurance                        --           10,700           --             --
  Investment in joint venture                                            --             --             --          (34,575)
                                                                  -----------     ----------    -----------    -----------
               Net cash used in investing activities                 (470,137)      (439,765)      (235,538)      (374,826)
                                                                  -----------     ----------    -----------    -----------
Cash flows from financing activities:
  Stock redemption contract payments                                     --          (52,092)          --          (32,807)
  Advances on line of credit                                        3,232,942      3,270,970        702,239      1,367,205
  Repayments on line of credit                                     (3,731,857)    (4,843,239)    (1,915,187)      (483,338)
  Proceeds from issuance of long-term debt                          1,910,273      3,300,000           --           18,000
  Repayment of long-term debt                                      (1,535,236)     2,694,358)      (384,118)      (200,874)
  Proceeds from debt issued to related parties                           --             --             --          375,600
  Proceeds from issuance of preferred stock                              --          840,000        840,000        160,000
  Payment of debt issue costs                                            --         (110,400)          --             --
  Dividends paid                                                         --          (46,586)          --          (48,750)
                                                                  -----------    -----------    -----------    -----------
               Net cash provided by (used in)
                    financing activities                             (123,878)      (335,705)      (757,066)     1,155,036
                                                                  -----------    -----------    -----------    -----------
Net increase (decrease) in cash                                       (52,661)        64,221        283,091       (130,818)
Cash at beginning of period                                           119,258         66,597         66,597        130,818
                                                                  -----------    -----------    -----------    -----------
Cash at end of period                                             $    66,597    $   130,818    $   349,688    $      --
                                                                  ===========    ===========    ===========    ===========

Supplemental disclosures:
  Cash paid for interest                                          $   777,227    $   617,952    $   374,926    $   328,319
  Cash paid for income taxes                                                           5,776

Non-cash financing activities:
  Purchase of treasury stock through issuance of
    stock redemption contract payable                                            $   200,000
  Assets exchanged for settlement of debt                                                                      $    40,000
  Common stock warrants exercised in exchange
    for contractual services received                                                                               19,500


The accompanying notes are an integral part of these consolidated financial statements.

CTI Industries Corporation and Subsidiary

Notes to Consolidated  Financial Statements
(Information presented for the six month periods ended April 30, 1996 and 1997 is unaudited)




1.  Nature of Operations

    CTI Industries Corporation (the "Company") and its United Kingdom subsidiary (CTI Balloons, Ltd.) design, manufacture and distribute balloon products throughout the world. The Company also operates systems for the production, lamination and printing of films used for food packaging and other commercial uses.


    Basis of Presentation

    The accompanying interim financial statements as of April 30, 1997 and for the six months ended April 30, 1997 and 1996 and the related disclosures have not been audited by independent accountants. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the two years in the period ended October 31, 1996 and include all adjustments, which were of a normal and recurring nature, which in the opinion of management are necessary to present fairly the financial position of the Company and results of operations and cash flows for the periods presented. The operating results for the interim periods are not necessarily indicative of results expected for the full year.

2.  Summary of Significant Accounting Policies

    Principle of Consolidation

    The consolidated financial statements include the accounts of CTI Industries Corporation and its subsidiary. All significant intercompany accounts and transactions have been eliminated.

    Foreign Currency Translation

    The financial  statements of foreign  operations  are  translated  into U.S.
    dollars in  accordance  with  Statement  of Financial  Accounting  Standards
    (SFAS) No. 52. Accordingly, all assets and liabilities are translated at current rates of exchange, and operating transactions are translated at weighted average rates during the year. The translation gains and losses, to the extent material, are accumulated as a component of stockholders' equity.

    Inventories

    Inventories are stated at the lower of cost or market. Cost is determined using standard costs which approximates costing determined on a first-in, first-out basis.

CTI Industries Corporation and Subsidiary

(Information presented for the six month periods ended April 30, 1996 and 1997 is unaudited)


2.  Summary of Significant Accounting Policies, continued

    Property and Equipment

    Property and equipment is stated at cost. Depreciation is computed using the straight-line and declining-balance methods over estimated useful lives of the related assets. The estimated useful lives range as follows:

                    Building                                  25    years
                    Machinery and equipment                   3-15  years
                    Office furniture and equipment            5-8   years
                    Leasehold improvements                    5-8   years

    Depreciation expense was $755,636 and $367,717 for the years ended October 31, 1995 and 1996, respectively. Effective November 1, 1995, management determined that the useful life of certain equipment was longer than originally estimated. A change in accounting estimate was recognized to reflect this decision, resulting in a reduction in depreciation expense of $196,318 in 1996.

    Plant Shutdown Expenses

    During the fiscal year ended October 31, 1995, the Company ceased latex manufacturing operations at its Cary, Illinois facility. Shutdown expenses totaling $850,000 were provided for in 1995. The Company also recorded a loss on the disposition of latex manufacturing equipment of $822,439.

    Deferred Financing Costs

    Deferred financing costs consist of unamortized financing costs incurred in connection with the refinancing of long-term debt during fiscal 1996. These costs are being amortized on a straight-line basis over the term of the loans. Amortization expense was $4,176 for the year ended October 31, 1996.

    Income Taxes

    The provision for income taxes and corresponding balance sheet accounts are determined in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets and liabilities are determined based on temporary differences between the basis of certain assets and liabilities for income tax and financial reporting purposes, if any. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences. Income tax expense (benefit) is comprised of the current tax payable for the period and the change during the period in the deferred tax assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

CTI Industries Corporation and Subsidiary

(Information presented for the six month periods ended April 30, 1996 and 1997 is unaudited)




2.   Summary of Significant Accounting Policies, continued


    Revenue Recognition

    The Company recognizes revenue using the accrual method of accounting when title transfers upon shipment.

    Concentration of Credit Risk

    Concentration of credit risk with respect to trade accounts receivable is generally diversified due to the number of entities comprising the Company's customer base. The Company performs ongoing credit evaluations and provides an allowance for potential credit losses against the portion of accounts receivable which is estimated to be uncollectible. Such losses have historically been within management's expectations.

    Use of Estimates

    In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Unaudited Pro Forma Stockholders' Equity

    The pro forma stockholders' equity as reflected on the consolidated balance sheet at April 30, 1997 presents estimated effects of the anticipated conversion of all outstanding shares of Preferred Stock into shares of Class B Common Stock on a one-to-one ratio in conjunction with an initial public offering (Note 15).

    Fair Value of Financial Instruments

    The Company utilizes a line of credit to finance short-term obligations. Management believes that this instrument bears interest at a rate which approximates prevailing market rates for instruments with similar characteristics, and accordingly, that the carrying value for this instrument is a reasonable estimate of fair value.

CTI Industries Corporation and Subsidiary

(Information presented for the six month periods ended April 30, 1996 and 1997 is unaudited)


2.  Summary of Significant Accounting Policies, continued


    Accounting for Stock Options

    The Company intends to apply the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", for its employee stock-based compensation programs. Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on new fair value accounting rules. Although expense recognition for employee stock based compensation is not mandatory, SFAS No. 123 requires companies that choose not to adopt the new fair value accounting to disclose pro-forma net income and earnings per share under the new method.

    Computation of Income (Loss) Per Share

    The computation of income (loss) per share as reflected on the consolidated statement of operations is based on the weighted average number of common and common equivalent shares outstanding during the period. Common stock equivalents consist of outstanding stock options, which pursuant to Staff Accounting Bulletin No. 83 of the Securities and Exchange Commission, are included in the weighted average shares as if they were outstanding for the entire period to the extent granted within the twelve months preceding the contemplated public offering date, using the treasury stock method until such time as shares are issued.

    Information regarding income (loss) per share has been computed on a historical basis under the provisions of Accounting Principles Board Opinion No. 15.

                                                     Years ended October 31,
                                                  ----------------------------
                                                       1995            1996

     Net loss per share                           $  (2.66)         $  (0.25)
                                                  ==========        ==========

     Weighted average shares outstanding           1,089,699         1,026,572
                                                  ==========        ==========



                                                    Six months ended April 30,
                                                   ----------------------------
                                                      1996              1997

     Primary earnings per share:
         Net income (loss) per share               $  (0.07)         $   0.26
                                                   ==========        ==========

         Weighted average common and common
           equivalent shares outstanding            1,060,385         1,254,124
                                                   ==========        ==========

     Fully diluted earnings per share:
         Net income per share                                        $   0.17
                                                                     ==========


         Weighted average common and common
           equivalent shares outstanding                              2,265,612
                                                                     ==========

CTI Industries Corporation and Subsidiary

(Information presented for the six month periods ended April 30, 1996 and 1997 is unaudited)


2.  Summary of Significant Accounting Policies, continued


    Computation of Loss Per Share, continued

    For the six month period ended April 30,1996, fully diluted earnings per share has not been presented as the result would be anti-dilutive to the net loss per share.


    Reverse Stock Split

    Effective  July 22, 1997,  the Company  approved a reverse  stock split of 1
    share  for  every  2.6  shares  of  common  stock  outstanding.   All  share
    information retroactively reflects the effect of this split.

 3. Inventory

    Inventory is comprised of the following:


                                           October 31,       April 30,
                                              1996              1997
                                                            (unaudited)


          Raw materials                  $   278,976       $    291,648
          Work in process                    510,098            493,748
          Finished goods                   3,793,519          3,916,244
                                         -----------        -----------

               Total inventory           $  4,582,593       $ 4,701,640
                                         ============       ===========



4.  Line of Credit


    The Company has a bank line of credit, due July 1, 1998, which provides for a maximum borrowing limit of $3,000,000 of which $941,184 and $57,317 was available at October 31, 1996 and April 30, 1997, respectively. Advances under the line of credit are subject to a borrowing base, as defined in the line of credit agreement. Interest is payable monthly at prime plus 1% (prime was 8.25% and 8.5% at October 31, 1996 and April 30, 1997, respectively). The line of credit is collateralized by all assets of the Company. The line of credit agreement contains, among other provisions, certain covenants relating to the maintenance of tangible net worth.

CTI Industries Corporation and Subsidiary

(Information presented for the six month periods ended April 30, 1996 and 1997 is unaudited)


5.  Stock Redemption

    In March 1996, the Company entered into a Stock Redemption Agreement with a shareholder which was subsequently amended June 27, 1997. Under the amended Stock Redemption Agreement the Company has the right but not the obligation to redeem up to 333,333 shares of Common Stock owned by the shareholder at the price of $1.95 per share at any time through January 31, 1998. Commencing March 1, 1998 through February 28, 2000, the Company is obligated to pay to the shareholder, for the redemption of shares at $1.95 per share
    (i) an amount equal to 2% of the Company's pretax profits each fiscal quarter (beginning with the quarter ended February 28, 1998) and (ii) an amount equal to 2% (but not to exceed $3,000) of the amount the latex and mylar balloon revenues exceed $1.3 million in any month. The Company also has the right to redeem additional shares of Common Stock from the shareholder during this period at $1.95 per share, provided total number of shares subject to redemption under the Stock Redemption Agreement does not exceed 333,333. As of the date of this report, 102,564 shares of Common Stock have been redeemed under the Stock Redemption Agreement.


6.  Notes Payable

    Long-term debt at October 31, 1996 consists of:

          First Term Loan, payable in monthly installments
               of $18,333 including interest at prime
               plus 1% due September 1, 2001.
               Collateralized by all assets of the Company.        $  1,063,333


          Second Term Loan, payable in monthly installments
               of $19,617 with interest at 8.75% due at
               various times through September 1, 2001.
               Collateralized by all assets of the Company.           2,190,663

          Installment Loan, payable in monthly installments
               of $9,583 plus interest at 10.5% due May 1, 1998.
               Collateralized by equipment purchased.                   172,495

          Installment Loans, payable in monthly installments
                of $2,067 including interest at 8.25% and 8.5%
               due at various times through May 18, 1998.
               Collateralized by vehicles purchased.                     33,230
                                                                   ------------

                    Total                                             3,459,721

          Less current portion                                          402,798
                                                                   ------------

                    Total long-term debt                           $  3,056,923
                                                                   ============

CTI Industries Corporation and Subsidiary

(Information presented for the six month periods ended April 30, 1996 and 1997 is unaudited)


6.  Notes Payable, continued

    Future minimum principal payments for amounts outstanding under long-term debt agreements are as follows for the years ended October 31:

                         1997                $   402,798
                         1998                    331,840
                         1999                    270,708
                         2000                    275,392
                         2001                  2,178,983
                                             -----------
                                             $ 3,459,721
                                             ===========


    The loan agreements contain, among other provisions, certain covenants relating to the maintenance of tangible net worth.



7.  Convertible Preferred Stock

    The Company restated its certificate of incorporation to provide for two classes of capital stock, Common and Preferred.

    The total number of shares of Preferred Stock authorized is 2,000,000, with a par value of ninety-one cents ($.91) per share. The preferred shares are entitled to preferential cumulative dividends at the rate of 13% per annum of the par value, payable only when, as, and if declared by the Board of Directors. As long as the Preferred Stock is outstanding, there shall be no dividends declared or paid on any shares of Common Stock. Preferred shares may be converted by the holder into common shares at any time (See Note 15).

CTI Industries Corporation and Subsidiary

(Information presented for the six month periods ended April 30, 1996 and 1997 is unaudited)


8.   Income Taxes

    The income tax provisions (benefits) as of October 31, are comprised of the following:

                                                      1995         1996


               Current:
                    Federal                       $(427,843)   $     (34)

                    State                          (135,000)         192

                    Foreign                            --          5,776
                                                  ---------    ---------

                                                   (562,843)       5,934
                                                  ---------    ---------

               Deferred:
                    Federal                        (172,291)        --

                    State                           (39,009)        --
                                                  ---------    ---------

                                                   (211,300)        --
                                                  ---------    ---------
                         Total income tax
                            provision (benefit)   $(774,143)   $   5,934
                                                  =========    =========



     The components of the net deferred tax asset (liability) are as follows:

                                                                     October 31,  April 30,
                                                                         1996        1997
                                                                                 (unaudited)
          Deferred tax assets:
               Accounts receivable allowance                         $   43,331   $   44,970
               Inventory valuation                                       54,826       80,243
               Accrued liabilities                                      220,964      301,084
               Net operating loss carryforwards                         452,178      232,740
               Alternative minimum tax credit carry forwards            291,759      291,759
                                                                     ----------   ----------
                           Total deferred tax assets                  1,063,058      950,796
                                                                     ----------   ----------

          Deferred tax liabilities:
               Book over tax basis of capital assets                    458,706      476,408

          Less:  Valuation allowance                                    604,352      474,388
                                                                     ----------   ----------
                           Net deferred tax asset (liability)        $     --     $     --
                                                                     ==========   ==========

CTI Industries Corporationand Subsidiary

(Information presented for the six month periods ended April 30, 1996 and 1997 is unaudited)



8.  Income Taxes, continued


    The valuation allowance relates principally to deferred tax assets that the Company estimates may not be realizable, including net operating loss carryforwards and tax credit carryforwards. At October 31, 1996 and April 30, 1997, the Company has net operating loss carryforwards for tax purposes of approximately $1,200,000 and $600,000, respectively. These carryforwards expire in the years 2010 and 2011. In addition, the Company has approximately $292,000 in alternative minimum tax credits which have no expiration date.


    Income tax provisions differed from the taxes calculated at the statutory federal tax rate as follows:

                                               Years ended                Six months ended
                                       ------------------------      ------------------------
                                               October 31,                    April 30,
                                           1995            1996          1996           1997
                                                                           (unaudited)

    Taxes at statutory rate           $(1,246,889)   $   (60,216)   $   (22,874)   $   108,387
    State income taxes                   (114,846)           127           --             --
    Foreign taxes paid                       --            5,776         19,168       (113,302)
    Increase in valuation allowance       467,707         59,164          3,706          4,915
    Other                                 119,885          1,083           --             --
                                      -----------    -----------    -----------    -----------
            Income tax provision      $  (774,143)   $     5,934    $      --      $      --
                                      ===========    ===========    ===========    ===========


9.  Employee Benefit Plan


    Effective January 1, 1993, the Company established a defined contribution plan for substantially all employees. The plan provides for the Company matching contributions for the first $300 of employee contributions and an additional bonus match of 1% of compensation for all participants who are employees on the last day of the plan year. Profit sharing contributions may also be made at the discretion of the Board of Directors. Employer contributions to the plan totaled $86,595 and $52,369 for the years ended October 31, 1995 and 1996, respectively.

CTI Industries Corporation and Subsidiary

(Information presented for the six month periods April 30, 1996 and 1997 is unaudited)

1O. Related Party Transactions

    The Company obtains legal services from a law firm in which several shareholders of the law firm are also shareholders of the Company, and in which one shareholder of the law firm is both a director and a shareholder of the Company. Legal fees incurred with this firm were $95,217 and $123,872 for the years ended October 31, 1995 and 1996 and $72,624 and $62,814 for the six months ended April 30, 1996 and 1997.


    The Company purchases packaging materials from entities in which shareholders of the Company maintain an ownership interest. Purchases from these affiliates were $1,106,649 and $145,267 for the periods ended October 31, 1996 and April 30, 1997, respectively.


11. Joint Venture

    Effective September 16, 1996, the Company entered into a joint venture agreement with a manufacturer in Mexico. The joint venture will engage in the production and packaging of balloons. Under the agreement, both entities will hold a 50% interest in the joint venture. As of October 31, 1996, the joint venture has not commenced operations and the Company has made no capital investment in the joint venture.


12. Commitments and Contingencies

    Operating Leases

    The Company leases certain production facilities under a noncancelable lease with monthly payments of $21,432 expiring December 31, 1999. The Company subleases approximately 70% of this facility through August, 1998. The Company's United Kingdom subsidiary also maintains a lease for office and warehouse space which expires in 2019.

    The Company leases a computer system, software, office equipment and automobiles on operating leases which expire on various dates between May 1997 and May 1999.

    The net rent expense of all leases was $502,603 in 1995 and $528,654 in 1996

    The future aggregate minimum net lease payments under existing agreements as of October 31, are as follows:

                                     Lease      Sublease
                                   Payments       Income        Net

              1997                $ 556,420     $ 155,726    $ 400,694
              1998                  334,366       139,280      195,O86
              1999                  326,587                    326,587
              2000                   99,564                     99,564
              Thereafter          1,026,000                  1,026,000

CTI Industries Corporation and Subsidiary

(Information presented for the six month periods ended April 30, 1996 and 1997 is unaudited)



12. Commitments and Contingencies, continued

    Litigation

    The Company is a defendant in business-related litigation. Management does not believe the outcome of such litigation will have a material adverse effect on the Company's financial position and results of operations.

    Licenses

    The Company has certain merchandising license agreements that require royalty payments based upon the Company's net sales of the respective products. The agreements call for guaranteed minimum commitments that are determined on a calendar year basis. Future guaranteed commitments due, as computed on a pro rata basis, as of October 31, are as follows:

                         1997          $ 270,792
                         1998            142,594
                         1999             21,042


13. Future Adoption of Recently Issued Accounting Standards

    During 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share", SFAS No. 129, "Disclosure of Information about Capital Structure," SFAS No. 130, "Reporting Comprehensive Income Summary," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information".

    SFAS No. 128 establishes standards for the computation, presentation, and disclosure requirements for earnings per share. SFAS No. 129 consolidates the existing requirements relating to the disclosure of certain information about an entity's capital structure. SFAS No. 130 establishes standards for reporting comprehensive income to present a measure of all changes in equity that result from renegotiated transactions and other economic events of the period other than transactions with owners in their capacity as owners. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources and includes net income. SFAS No. 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. This standard requires that management identify operating segments based on the way that management disaggregates the entity for making internal operating decisions.

    All of the aforementioned statements are effective for fiscal years beginning after December 15, 1997. Management has not determined what impact these standards, when adopted, will have on the Company's financial statements.

CTI Industries Corporation and Subsidiary

(Information presented for the six month periods ended April 30, 1996 and 1997 is unaudited)


14. Geographic Segment Data (Unaudited)

    The Company's operations consist of a single business segment which designs, manufactures, and distributes balloon products. Transfers between geographic areas were primarily at cost. The Company's subsidiary has assets consisting primarily of trade accounts receivable and inventory. Sales and selected financial information by geographic area for the years ended October 31, 1995 and 1996 are as follows:

                                                           United
          1995                         United States        Kingdom     Eliminations    Consolidated

          Revenues                       $ 21,807,836    $  1,544,384   $   (568,440)   $ 22,783,780
          Operating income (loss)          (2,172,089)          1,533           --        (2,170,556)
          Net income (loss)                (2,894,708)          1,533           --        (2,893,175)
          Total assets                     10,997,898         767,766           --        11,765,664


          1996

          Revenues                       $ 13,055,900    $  1,408,683   $   (554,479)   $ 13,910,104
          Operating income                    289,521          28,414           --           317,935
          Net income (loss)                  (208,784)         25,744           --          (183,040)
          Total assets                      9,613,062         672,473           --        10,285,535




15. Subsequent Events

    Recapitalization

    In July 1997, the Company authorized a Recapitalization (the "Recapitalization") without a formal reorganization. As part of the Recapitalization, the Board of Directors approved the creation of Class B Common Stock and negotiated a conversion of all then outstanding shares of the Company's Convertible Preferred Stock into an aggregate of 1,098,901 shares of Class B Common Stock effective with the proposed initial public offering. The shares of the Class B Common Stock contain rights identical to shares of Common Stock, except that shares of Class B Common Stock, voting separately as a class, have the right to elect four of the Company's seven directors. Shares of the Common Stock and Class B Common Stock, voting together as a class, vote on all other matters, including the election of the remaining directors. The Board of Directors also approved a 1 for 2.6 reverse stock split on both the Common Stock and Class B Common Stock. The Recapitalization and related transactions were approved by written consent of the shareholders.

CTI Industries Corporation and Subsidiary

(Information presented for the six month periods ended April 30, 1996 and 1997 is unaudited)


15. Subsequent Events, continued

    Stock Option Plan


    Under the Company's 1997 Stock Option Plan (effective July 1, 1997), a total of 300,000 shares of Common Stock are reserved for issuance under the Stock Option Plan. None of the options have been granted. The Plan provides for the award of options, which may either be incentive stock options ("ISOs") within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code") or non-qualified options ("NQOs") which are not subject to special tax treatment under the Code. The Plan is administered by the Board or a committee appointed by the Board (the "Administrator"). Officers, directors, and employees of, and consultants to, the Company or any parent or subsidiary corporation selected by the Administrator are eligible to receive options under the Plan. Subject to certain restrictions, the Administrator is authorized to designate the number of shares to be covered by each award, the terms of the award, the date on which and the rates at which options or other awards may be exercised, the method of payment and other terms.

    The exercise price for ISOs cannot be less than the fair market value of the stock subject to the option on the grant date (110% of such fair market value in the case of ISOs granted to a stockholder who owns more than 10% of the Company's Common Stock). The exercise price of a NQO shall be fixed by the Administrator at whatever price the Administrator may determine in good faith. Unless the Administrator determines otherwise, options generally have a 10-year term (or five years in the case of ISOs granted to a participant owning more than 10% of the total voting power of the Company's capital stock). Unless the Administrator provides otherwise, options terminate upon the termination of a participant's employment, except that the participant may exercise an option to the extent it was exercisable on the date of termination for a period of time after termination.


    Private Placement

    In June 1997, the Company issued notes in the principal amount of $865,000, together with warrants to purchase 277,244 shares of the Company's Common Stock at $3.12 per share. A substantial portion of these notes and warrants were purchased by an investor group comprised principally of members of Company management.

CTI Industries Corporation and Subsidiary

(Information presented for the six month periods ended April 30, 1996 and 1997 is unaudited)


15. Subsequent Events, continued


    Public Offering of Common Stock and Warrants

    The Company's Board of Directors (the "Board") authorized the filing of a registration statement on Form SB-2 with the Securities and Exchange Commission relating to an initial public offering ("IPO") by the Company of 1,333,333 units, each unit consisting of one share of common stock and one redeemable warrant to purchase one share of common stock. The offering also includes up to an additional 199,999 units to cover over allotments, if any.

    In connection with the offering, the Company has agreed to sell to the underwriter, for nominal consideration, underwriter's warrants to purchase an additional 133,333 units.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.          Indemnification of Directors and Officers.

                  The Company's Certificate of Incorporation eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty to the extent permitted by Delaware law. The Company's Certificate of Incorporation and By-Laws provide that the Company shall indemnify its officers and directors to the extent permitted by Subsection 145 of the General Corporation Law of the State of Delaware, which authorizes a corporation to indemnify directors, officers, employees or agents of the Corporation in non-derivative suits if such party acted in good faith and in a manner such party reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Subsection 145 further provides that indemnification shall be provided if the party in question is successful on the merits or otherwise.

                  Reference  is  hereby  made  to  the  caption   "Management  -
Limitation of Liability and Indemnification" in the Prospectus which is a part of this Registration Statement for a description of indemnification arrangements between the Company and its directors.

                  The form of Underwriting Agreement, included as Exhibit 1.1, provides for indemnification of the Company and certain controlling persons under certain circumstances, including liabilities under the Securities Act of 1933, as amended ("Securities Act"). Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions of the Underwriting Agreement, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Item 25.          Other Expenses of Issuance and Distribution.

         The estimated expenses of the distribution other than compensation paid to the Underwriter, all of which are to be borne by the Company, are as follows:

          SEC Registration Fee...........................       $   5,700.00
          NASD Fee.......................................           2,500.00
          NASDAQ Fees....................................          10,000.00
         *Blue Sky Fees and Expenses.....................          45,000.00
         *Transfer Agent Fees............................          10,000.00
         *Accounting Fees and Expenses...................         125,000.00
         *Legal Fees and Expenses .......................         125,000.00
         *Printing and Engraving Expenses................         100,000.00
         *Miscellaneous Fees and Expenses................          26,800.00
                                                                ------------
             Total.......................................       $ 450,000.00
                                                                ============

* All amounts are estimates.

Item 26.    Recent Sales of Unregistered Securities.

         In March and May of 1996, a group of investors made an equity investment of $1,000,000 in the Company in return for 1,098,901 shares of Preferred Stock, $.91 par value. CTI Investors, L.L.C., an Illinois limited liability company, invested $900,000 in the shares of Preferred Stock. Members of CTI Investors, L.L.C. include Howard W. Schwan, John H. Schwan and Stephen M. Merrick, members of management, and one other accredited investor. One other accredited investor invested the remaining $100,000. The sale was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") as a transaction not involving a public offering. Upon the closing of the Offering, the shares of Preferred Stock will be converted into shares of Class B Common Stock.

         In December, 1996, Howard W. Schwan, John H. Schwan and Stephen M. Merrick, members of management, were each issued warrants to purchase 76,923 shares of the Company's Common Stock at an exercise price of $.91 per share in consideration of their facilitating and guaranteeing a bank loan to the Company in the amount of $6.3 million. The issuance was exempt from regulation under
Section 4(2) of the Securities Act as a transaction not involving a public offering.

         In June, 1997, the Company issued in a private placement notes in the principal amount of $865,000, together with warrants to purchase up to 277,244 shares of the Company's Common Stock at an exercise price of $3.12 per share. Howard W. Schwan, John H. Schwan, Stephen M. Merrick and John C. Davis, members of management, and one other accredited investor participated in the sale. The offering was exempt from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering.

Item 27.          Exhibits.

  1.1    Form of Underwriting Agreement
  3.1    Second  Restated  Certificate  of   Incorporation  of   CTI  Industries
         Corporation
  3.2    By-laws of CTI Industries Corporation
 *4.1    Form of Certificate for Common Stock of CTI Industries Corporation
  4.2    Form of Underwriter's Warrant Agreement
  4.3    Form of Warrant Agreement and Warrant
  5.1    Opinion, with Consent, of  Fishman   Merrick  Miller  Genelly  Springer
         Klimek & Anderson, P.C.
  10.1   CTI Industries Corporation Stock Option Plan
  10.2 Employment Agreement dated April 29, 1996 between CTI Industries Corporation and John C. Davis
  10.3 Stock Redemption Agreement dated March 1, 1996 between CTI Industries Corporation and John C. Davis
  10.4 Agreement dated June 27, 1997 between CTI Industries Corporation and John C. Davis
 *10.5 Third Amendment to Lease Agreement dated August 15, 1994, for premises located at 675 Industrial Drive, Cary, Illinois
  10.6   Form of Warrant  dated  December 3, 1996 to  purchase  shares of Common
         Stock
  10.7 Form of Subscription Agreement dated March, 1996, for purchase of Preferred Stock
  10.8 Form of Subscription Agreement dated June 20, 1997 for promissory notes and warrants to purchase shares of Common Stock
  10.9 Employment Agreement dated June 30, 1997, between CTI Industries Corporation and Howard W. Schwan

  10.10 Joint Venture Agreement dated September 16, 1996, between CTI Industries Corporation and Pulidos & Terminados Finos S.A. de C.V.
  10.11 Agreement for purchase of assets dated September 8, 1995, between CTI Industries Corporation and Pulidos & Terminados Finos S.A. de C.V.
  10.12 Amendment dated May 24, 1996, to Agreement for purchase of assets between CTI Industries Corporation and Pulidos & Terminados Finos S.A. de C.V.
  10.13 Agreement dated July 14, 1997 between CTI Industries Corporation and Pulidos & Terminados Finos S.A. de C.V.
  10.14 Consulting Agreement dated March, 1996 between CTI Industries Corporation and Michael R. Miller
  10.15 Loan and Security Agreement dated August 22, 1996 between the Company and First American Bank
  10.16 Third Amendment to Loan and Security Agreement dated July 1, 1997, among CTI Industries Corporation, First American Bank, Stephen M. Merrick, John H. Schwan and Howard W. Schwan
  10.17 First Term Note in the sum of $1,100,000 dated August 22, 1996 made by CTI Industries Corporation to First American Bank.
  10.18 Second Term Note in the sum of $2,200,000 dated August 22, 1996 made by CTI Industries Corporation to First American Bank.
  10.19 Revolving Note in the sum of $3,000,000 dated August 22, 1996 made by the Company to First American Bank.
  10.20  Mortgage dated August 22, 1996 for benefit of First American Bank.
  10.21 Guaranty dated July 1, 1997, by Stephen M. Merrick, Howard W. Schwan and John H. Schwan for benefit of First American Bank.
  10.22 Third Term Note in the sum of $275,000 dated July 1, 1997 made by CTI Industries Corporation to First American Bank.
  10.23 Fourth Term Note in the sum of $200,000 dated July 1, 1997, made by CTI Industries Corporation to First American Bank.
  10.24 First Amendment to Revolving Note dated July 1, 1997 made by CTI Industries Corporation to First American Bank.
  10.25  Form of Financial Advisory and Consulting Agreement.
  11.1   Computation of Earnings Per Share - Annual.
  11.2   Computation of Earnings Per Share - Six Months.
 *15.1   Letter from Detterbeck & Associates, Ltd.
 *15.2   Letter from Jacobson, Scott, Gordon & Horewitch
  21     Subsidiaries   (incorporate   description  in  Prospectus   under  "The
         Company")
  23.1   Consent of Coopers and Lybrand L.L.P.
  23.2 Consent of Fishman Merrick Miller Genelly Springer Klimek & Anderson, P.C. (included in Exhibit 5.1)
  24     Power of Attorney (included in signature page)
  27     Financial Data Schedule


----------------------------------
* To be filed supplementally.




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



Item 28.   Undertakings.

         1.  The Registrant hereby undertakes:

             (1) That for purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

             (2) That for the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

             (3) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii)  to  include   any   additional   or  changed   material
         information on the plan of distribution.

             (4) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

             (5) To provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

         2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The Registrant has agreed to indemnify the Underwriter and its officers, directors, partners, employees, agents and controlling persons as to any losses, claims, damages, expenses or liabilities arising out of any untrue statement or omission of a material fact contained in the Registration Statement. The Underwriter has agreed to indemnify the Registrant and its directors, officers and controlling persons as to any losses, claims, damages, expenses or liabilities arising out of any untrue statement or omission in the Registration Statement based on information relating to the Underwriter furnished by it for use in connection with the Registration Statement.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Barrington, State of Illinois, on the 24th day of July, 1997.

                                       CTI INDUSTRIES CORPORATION


                                       By:   /s/ Howard W. Schwan
                                            ---------------------------
                                            Howard W. Schwan, President

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John H. Schwan and Stephen M. Merrick, separately, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitition, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments and related registration statements, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do separately and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signatures                           Title                     Date
     --------------                     ------------                --------

 /s/ Howard W. Schwan             President and Director          July 24, 1997
-------------------------
Howard W. Schwan

 /s/ John H. Schwan               Chairman and Director           July 24, 1997
-------------------------
John H. Schwan

 /s/ Stephen M. Merrick           Chief Executive Officer,        July 24, 1997
-------------------------         Secretary, Chief Financial
Stephen M. Merrick                Officer and Director


 /s/ John C. Davis                Vice President and Director     July 24, 1997
-------------------------
John C. Davis

 /s/ Sharon Konny                 Manager of Finance and          July 24, 1997
-------------------------         Administration
Sharon Konny

 /s/ Stanley M. Brown             Director                        July 24, 1997
-------------------------
Stanley M. Brown





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